UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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SIX FLAGS ENTERTAINMENT CORPORATION

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NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders,

We are pleased to invite you to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 26, 2026 at 12:00 p.m., Eastern time. The Annual Meeting will be held virtually by webcast by visiting www.virtualshareholdermeeting.com/FUN2026. You will not be able to attend the Annual Meeting in person. At this year’s Annual Meeting, you will be asked to vote on the following items:

Proposal 1: Elect three Class II directors for a three-year term expiring in 2029

Proposal 2: Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Proposal 3: Approve, on an advisory basis, our named executive officer compensation

Stockholders will also transact such other business as may properly come before the meeting.

Your vote is important to us. Please complete and return your proxy card, or vote by telephone or online, even if you plan to attend the Annual Meeting via webcast. If you attend the meeting via webcast, you may revoke the proxy and vote in person on all matters brought before the meeting.

Each holder of record of shares of the Company’s common stock (“common stock”) as of March 27, 2026, the record date for the Annual Meeting, is entitled to cast one vote per share of common stock on each of the proposals. We intend to mail a printed copy of the proxy statement and proxy card to our stockholders of record entitled to vote at the Annual Meeting on or about April 9, 2026. Should you have any questions, you may contact our Investor Relations Department at (419) 627-2233.

Thank you for your continued interest in and support of Six Flags Entertainment Corporation.

By Order of the Board of Directors,

SIX FLAGS ENTERTAINMENT CORPORATION

John Reilly

President and Chief Executive Officer

April 9, 2026

2026 PROXY STATEMENT SUMMARY

Annual Meeting Information

Date, Time and Place	12:00 p.m., Eastern time Tuesday, May 26, 2026	Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/FUN2026 You will not be able to attend the Annual Meeting in person.

Record Date	Friday, March 27, 2026	Stockholders as of close of business on the record date are entitled to vote.

This proxy statement is furnished in connection with the solicitation of proxies from the stockholders (the “stockholders”) of Six Flags Entertainment Corporation (the “Company”) by the Board of Directors of the Company (the “Board”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). We intend to mail a printed copy of this proxy statement and proxy card to our stockholders of record entitled to vote at the Annual Meeting on or about April 9, 2026. This summary highlights selected information contained in this proxy statement. Please carefully read the entire proxy statement before voting your shares. For information regarding financial performance, please read Six Flags Entertainment Corporation’s 2025 Annual Report on Form 10-K.

Agenda and Voting Recommendations

NO.	PROPOSAL	BOARD VOTING RECOMMENDATION	PAGE REFERENCE

1	Elect three Class II Directors for a three-year term expiring in 2029	FOR	6

2	Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2026	FOR	20

3	Approve, on an advisory basis, 2025 executive compensation	FOR	23

Stockholders will also transact such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy statement and our annual report on Form 10-K are available free of charge at https://investors.sixflags.com/.

What’s New

MERGER OF EQUALS: We completed the merger-of-equals between legacy Cedar Fair and legacy Six Flags on July 1, 2024 (the “Merger”). References to the “Company,” the “combined Company,” “we,” “our” and “us” in this proxy statement refer to the combined company following the Merger. References to “Cedar Fair” and “legacy Cedar Fair” are to Cedar Fair, L.P. prior to completion of the Merger, and references to “legacy Six Flags” are to Six Flags Entertainment Corporation prior to the Merger.

CEO TRANSITION: On November 24, 2025, we announced the appointment of John Reilly as President and Chief Executive Officer, effective December 8, 2025. Mr. Reilly also joined our Board at that time. The appointment concludes a robust succession planning process led by the Board with the assistance of a leading global executive search firm. Mr. Reilly brings more than three decades of in-depth experience in the amusement park and recreation industry, with significant operational management and strategic growth expertise. Mr. Reilly succeeds Richard Zimmerman, who was terminated without cause and ceased serving as President and CEO and as a member of our Board effective December 8, 2025.

BOARD TRANSITIONS: On October 17, 2025, we announced the appointment of Jonathan Brudnick, a Partner at Sachem Head Capital Management LP, to the Board effective immediately. Mr. Brudnick serves as a Class III Director for the term ending in 2027 and as a member of the Board’s Nominating and Corporate Governance Committee. In connection with Mr. Brudnick’s appointment to the Board, the Company entered into a cooperation agreement with Sachem Head Capital Management LP.

Selim Bassoul was terminated without cause from his role as Executive Chairman and as a member of the Board, effective as of December 31, 2025, and entered into a Consultant Agreement to provide advisory services in connection with the Company’s project at Qiddiya in Riyadh, Saudi Arabia through December 31, 2026. Daniel Hanrahan, Lead Independent Director, stepped down as a member of the Board, also effective as of December 31, 2025. Following their departures, Marilyn Spiegel assumed the role of non-executive Chair of the Board, effective as of January 1, 2026. Louis Carr stepped down as a member of the Board, effective December 24, 2025.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 3

2026 PROXY STATEMENT SUMMARY

On March 13, 2026, we announced that Jennifer Mason will not stand for re-election to the Board at the Annual Meeting. On March 24, 2026, the Board appointed Richard Haddrill as Executive Chairman of the Board effective immediately. Mr. Haddrill serves as a Class II Director and will stand for re-election to the Board at the Annual Meeting. As a result of Mr. Haddrill’s appointment, we increased the size of the Board from ten (10) directors to eleven (11) directors. Following Ms. Mason’s resignation at the time of the Annual Meeting, the size of the Board will return to ten (10) directors. Following Mr. Haddrill’s appointment, Ms. Spiegel serves as Lead Independent Director.

PARK DIVESTITURES: On March 5, 2026, we entered into an agreement to sell seven of our parks for total cash consideration of $331 million, subject to customary purchase price adjustments. The transaction is designed to sharpen operational focus and allow us to pay down debt in alignment with our portfolio optimization strategy.

Board of Directors

The following table and related statistics summarize information about each of the ten (10) continuing directors, assuming the Board composition following the Annual Meeting and assuming the election of the Class II director nominees. Our Board consists of three classes: Class I, Class II and Class III. Class I consists of four directors, Class II will consist of three directors following the Annual Meeting, and Class III consists of three directors, all of whom serve for three-year terms. The Board is asking you to vote for each of the Class II director nominees listed below for three-year terms expiring at the annual meeting of stockholders in 2029. Effectively immediately prior to the Annual Meeting, Jennifer Mason (Class II) will resign from the Board. The Board thanks Ms. Mason for her contributions and valued service to the Company. Following Ms. Mason’s resignation at the time of the Annual Meeting, the size of the Board will decrease from eleven (11) directors to ten (10) directors.

CLASS	NAME	AGE	DIRECTOR SINCE	INDEPENDENT
I - through 2028	Sandra Cochran	67	2025	✔
I - through 2028	Michael Colglazier	59	2025	✔
I - through 2028	Felipe Dutra	60	2025	✔
I - through 2028	Steven Hoffman	56	2025	✔
II - NOMINEE	Richard Haddrill EXECUTIVE CHAIRMAN	72	2026
II - NOMINEE	Chieh Huang	44	2022	✔
II - NOMINEE	Marilyn Spiegel LEAD INDEPENDENT DIRECTOR	73	2023	✔
III - through 2027	Jonathan Brudnick	44	2025	✔
III - through 2027	John Reilly CHIEF EXECUTIVE OFFICER	57	2025
III - through 2027	Arik Ruchim	45	2020	✔

4 / 2026 Proxy Statement | Six Flags Entertainment Corporation

2026 PROXY STATEMENT SUMMARY

Director Skills and Experience Matrix and Committee Membership

DIRECTOR SKILLS AND EXPERIENCE

Executive Leadership	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	100%

Public Company Experience		✔	✔	✔		✔	✔	✔		✔	70%

Industry Experience		✔	✔			✔		✔		✔	50%

Strategy & Marketing	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	100%

Technology & Innovation			✔	✔		✔	✔				40%

Accounting & Financial Oversight	✔	✔		✔	✔	✔			✔		60%

Number of Other Public Boards	—	2	1	1	—	—	—	—	—	—
DIRECTOR COMMITTEE (C = CHAIR)

Audit and Finance *					✔		✔		✔

People, Culture and Compensation			✔	✔						C

Nominating and Corporate Governance	✔	✔					✔		C

Integration				✔						C

*	Ms. Mason is the current Chair of the Audit and Finance Committee. A new Chair of the Audit and Finance Committee will be appointed in connection with Ms. Mason’s planned departure from the Board.

Executive Compensation

The Board is asking for your advisory approval of the compensation of our named executive officers. We seek to align executive compensation and stockholder interests and to incentivize our team to make decisions that drive long-term stockholder value. Below are our compensation objectives and core compensation elements and mix.

OUR COMPENSATION OBJECTIVES
Incentivize key employees to drive superior results
Give key employees a vested interest in our growth and performance
Enhance our ability to attract, retain and motivate exceptional leaders
COMPENSATION ELEMENTS AND MIX
Base Salary
Annual Incentive Awards
Long-Term Incentive Awards
• Restricted Stock Awards
• Performance Stock Awards

We seek to accomplish these objectives by:

•

Directly tying executive compensation to board-approved annual and long-range plans that align with stockholder interests;

•

Providing baseline salaries and incentive compensation target amounts in our employment agreements and a mix of compensation under our incentive plan; and

•

Maintaining sufficient flexibility to evolve our compensation program as our business, the market, or the industry requires.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 5

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently comprised of eleven (11) directors. The directors are divided into three (3) classes: Class I, Class II, and Class III. The terms of the directors in Class II expire at the Annual Meeting. Our current Class II Directors are Richard Haddrill, Chieh Huang, Jennifer Mason, and Marilyn Spiegel. However, as previously announced and immediately prior to the Annual Meeting, Ms. Mason’s resignation from the Board will be effective, and the size of the Board will decrease from eleven (11) directors to ten (10) directors.

At the Annual Meeting, Richard Haddrill, Chieh Huang, and Marilyn Spiegel are nominated by the Board for election as Class II directors to serve for three (3)-year terms expiring at the annual meeting in 2029 or until his or her successor is elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Nominating and Corporate Governance Committee has recommended, and the Board has unanimously approved, the nomination of Mr. Haddrill, Mr. Huang, and Ms. Spiegel, to whom we refer in this proxy statement as the Board’s nominees.

The Board believes that the attributes, skills and qualifications that Mr. Haddrill, Mr. Huang, and Ms. Spiegel have developed through their extensive leadership experience, and their unique insights and perspectives make them exceptionally qualified to serve on the Board. Mr. Huang and Ms. Spiegel qualify as “independent” directors under the NYSE rules and our Corporate Governance Guidelines.

Each nominee has agreed to stand for election and has consented to being named in this proxy statement and to serve if elected. While the Company has no reason to believe that any of its nominees will be unable or unwilling to serve as a director at the time of the Annual Meeting, in the unlikely event that any of them does not stand for election, the Board may reduce the number of directors standing for election, or the proxies may use the accompanying proxy to vote for a replacement nominee recommended by the Board, whether or not any other nominations are properly made at the meeting.

Each nominee shall be elected by a plurality of the votes cast with respect to such nominee’s election at the Annual Meeting. This means that the nominees who receive the most “for” votes are elected to the Board until all the Board seats of the applicable class of the Board for which nominees are standing for election are filled. Set forth below is biographical and other information about the Board’s nominees and the continuing directors, including information concerning the particular experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO BE ELECTED AS CLASS II DIRECTORS.

6 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CLASS II NOMINEES

Richard Haddrill Executive Chairman Age: 72 Director Since: 2026

Mr. Haddrill is the founder and Chief Executive Officer of The Groop, LLC, an investment and advisory company he founded in January 2018. Mr. Haddrill is also the Vice Chairman of Generator Partners, an alternative energy and home electrification company he co-founded in 2024. He previously served as Executive Vice Chairman of Scientific Games Corporation (now Light & Wonder) from December 2014 to February 2018 and as Vice Chairman from February 2018 until August 2020. Prior to that, he served as Chief Executive Officer of Bally Technologies from October 2004 to December 2012 and again from May 2014 until Bally’s acquisition by Scientific Games in November 2014, and served on Bally’s board of directors from April 2003 until the acquisition, including as chairman from 2012 to 2014. He previously served as Chief Executive Officer of Manhattan Associates, Inc., beginning in October 1999 and later as Vice Chairman through May 2006. Earlier in his career, Mr. Haddrill served as Chief Executive Officer of Powerhouse Technologies, Inc. and as a Partner and Managing Partner at Ernst & Young LLP.

Mr. Haddrill earned a B.S. from the University of Michigan.

Committees None Qualifications Public company executive with decades of experience in the entertainment and leisure industries

Chieh Huang Age: 44 Director Since: 2022 Independent

Mr. Huang is a Co-founder and the CEO of Pelgo. Prior to Pelgo, he was the President of the World Economic Forum’s Global Collaboration Village. Throughout his career, he has founded and led both public and private companies. Mr. Huang was the Chief Executive Officer of Astro Ape Studios, one of the first mobile social gaming studios. In 2011, Astro Ape was acquired by social gaming pioneer Zynga, and Mr. Huang later became the director of Zynga Mobile NY. More recently, Mr. Huang was a co-founder and CEO of Boxed, Inc. where he led the company’s growth from its inception while also managing its investments in technology, allowing Boxed to develop its own automation robotics and launch a separate artificial intelligence software business. Boxed, Inc. filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware in April 2023 and ultimately sold its assets through Section 363 of the Bankruptcy Code in May 2023. Before becoming an entrepreneur, Mr. Huang was a corporate attorney at Proskauer.

Mr. Huang is active with several non-profit organizations and also serves as an advisory team member of McLaren Racing, with entries in Formula 1, IndyCar and WEC.

He received his B.A. in economics at The Johns Hopkins University and holds a J.D. from Fordham School of Law.

Committees

Audit and Finance

Nominating and Corporate Governance

Qualifications

Mr. Huang’s entrepreneurial mindset and extensive background in information
technology, spatial
computing, gaming
and artificial
intelligence

Six Flags Entertainment Corporation | 2026 Proxy Statement / 7

CLASS II NOMINEES

Marilyn Spiegel Lead Independent Director Age: 73 Director Since: 2023 Independent

Ms. Spiegel has over 30 years’ experience in the gaming and hospitality industry, including as president of iconic Las Vegas resorts. She served as President of Wynn Las Vegas from December 2010 until her retirement in February 2013, and then came out of retirement to again serve as Wynn’s President from January 2019 to September 2021. Prior to her role at Wynn Las Vegas, from August 2006 to November 2010, Ms. Spiegel served as President of three Harrah’s Entertainment hotel and casino properties; Bally’s and Paris Las Vegas initially, and then in January 2010 her responsibilities were expanded to include Planet Hollywood following its acquisition by Harrah’s. Previously, she was the President of Harrah’s Las Vegas & Rio All-Suite Hotel & Casino from January 2004 to July 2006, after having served as the Senior Vice President of Human Resources of Harrah’s Entertainment (currently Caesars Entertainment) from June 1999 to December 2003.

Ms. Spiegel serves as a board member of Invited Clubs, the largest owner and operator of private golf and country clubs in the country. She has also been a member of the board of advisors for Nicholas & Company since 2015 and serves as the executive secretary and a board member of Catholic Charities of Southern Nevada, and serves as a board member of the Thomas Spiegel Family Foundation.

Ms. Spiegel has a bachelor’s degree in marketing and a master’s degree in education from the University of Utah.

Committees Integration (Chair) People, Culture and Compensation (Chair) Qualifications Over 30 years of leadership and operational expertise in hospitality, revenue management and human resources

8 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CLASS III CONTINUING DIRECTORS

Jonathan Brudnick Age: 44 Director Since: 2025 Independent

Mr. Brudnick is a Partner at Sachem Head Capital Management LP and leads many of its investments in Consumer, Leisure, Entertainment, Media and Telecommunications. Prior to joining Sachem Head in 2017, Mr. Brudnick spent four years at Seneca Capital where he was a generalist investing in event-driven situations. Prior to Seneca, he worked at Carlson Capital specializing in long/short equity investments across the TMT space. Prior to Carlson, Mr. Brudnick spent two years at Apax Partners, a global private equity firm with more than $35 billion in assets under management during his tenure, where he invested in growth companies across a variety of sectors. Prior to Apax, he spent three years as an investment banker at J.P. Morgan and Houlihan Lokey Howard & Zukin.

Mr. Brudnick graduated from Emory University with a BBA in finance in 2004 and received an MBA from the Wharton School of the University of Pennsylvania in 2011.

Committees Nominating and Corporate Governance Qualifications Extensive financial skills and insight, along with the perspective of one of our largest stockholders

John Reilly President and Chief Executive Officer Age: 57 Director Since: 2025

John Reilly is President and CEO of Six Flags Entertainment Corporation and also serves as a board director. He was appointed to these roles in December 2025.

Mr. Reilly most recently served as Chief Executive Officer of Palace Entertainment U.S. from July 2024 to May 2025 and Group Chief Operating Officer at Parques Reunidos from September 2023 to December 2025, where he was instrumental in driving profitable growth and enhancing the guest experience across the company’s properties in the U.S., Australia and Europe. At Parques Reunidos, he also served as Managing Director for the U.S. and Australia from April 2023 to September 2023, and Chief Operating Officer for the U.S. and Australia from December 2019 to April 2023. Prior to Parques Reunidos, he served as Chief Operating Officer and interim Chief Executive Officer at SeaWorld Parks and Entertainment, now United Parks & Resorts Inc, where he helped deliver meaningful EBITDA growth and total shareholder returns.

Mr. Reilly earned a B.A. from William & Mary and an MBA from the University of Miami.

Committees

None

Qualifications

More than three
decades of experience
in the amusement and
recreation industry, a
proven track record of
leadership in high-stakes environments, and significant operational management and
strategic growth
expertise

Arik Ruchim Age: 45 Director Since: 2020 Independent

Mr. Ruchim is a Partner at H Partners Management, an investment management firm. Prior to joining H Partners in 2008, he was at Creative Artists Agency and Cruise/Wagner Productions. Previously he served as a director of Tempur Sealy International, Inc. (formerly NYSE: TPX, and since 2025, Somnigroup, NYSE: SGI), a global leader in the design, manufacture, and distribution of bedding products, of Remy International, Inc., a global manufacturer of automotive parts, and as a director of Dick Clark Productions, a television production company.

Mr. Ruchim has a bachelor’s degree in Business Administration with distinction from the University of Michigan.

Committees Audit and Finance Nominating and Corporate Governance (Chair) Qualifications Strong business acumen and extensive investment experience, as well as a vigorous record of stockholder value creation

Six Flags Entertainment Corporation | 2026 Proxy Statement / 9

CLASS I CONTINUING DIRECTORS

Sandra Cochran Age: 67 Director Since: 2025 Independent

Ms. Cochran served as Executive Chair of Cracker-Barrel Old Country Store, Inc. (NASDAQ: CBRL), a restaurant and retail concept, from November 2023 through February 2024. Prior to her role as Executive Chair, she served in positions of increasing responsibility at Cracker Barrel, including service as President and Chief Executive Officer and a director from September 2011 to October 2023, President and Chief Operating Officer from November 2010 to September 2011, and Executive Vice President and Chief Financial Officer from April 2009 until November 2010. Prior to joining Cracker Barrel, she served in multiple executive leadership roles at Books-A-Million, Inc. (NASDAQ: BAMM), a book retailer, including as Chief Executive Officer from February 2004 to April 2009, President from August 1999 to February 2004, and Chief Financial Officer from September 1993 to August 1999.

Ms. Cochran currently serves on the board of Lowe’s Companies, Inc. (NYSE: LOW), a leading home improvement retailer, since 2016, and Signet Jewelers Limited (NYSE: SIG), a leading jewelry retailer, since February 2024. She previously served on the board of Cracker Barrel from September 2011 to February 2024, and Dollar General Corporation (NYSE: DG), a variety store company, from 2012 to May 2020.

Ms. Cochran holds a bachelor’s degree in chemical engineering from Vanderbilt University and an MBA from Pacific Lutheran University. She also served as a Captain in the Ninth Infantry Division of the United States Army.

Committees

Nominating and Corporate Governance

Qualifications

Over 30 years of retail experience, and significant experience in finance, marketing, operations, strategic planning and oversight, and risk management at major public companies and retailers

Michael Colglazier Age: 59 Director Since: 2025 Independent

Mr. Colglazier has served as the Chief Executive Officer and as a member of the Board of Directors of Virgin Galactic Holdings, Inc. (NYSE: SPCE), a space flight company, since July 2020 and has served as Virgin Galactic’s President since February 2021. Prior to joining Virgin Galactic, Mr. Colglazier served as President and Managing Director, Disney Parks International from March 2018 until his departure in July 2020. Prior to this, from January 2013 until March 2018, Mr. Colglazier was President of The Disneyland Resort, where he led a workforce of nearly 30,000 employees and drove record business performance and growth.

He is currently Chairman of the CEO Roundtable for the University of California, Irvine. He is also a past member of the Engineering Advisory Board of Rice University, and past commissioner and member of the executive committee of the California Travel and Tourism Commission.

Mr. Colglazier holds a bachelor’s degree in Industrial Engineering from Stanford University and holds a Master of Business Administration from Harvard Business School.

Committees People, Culture and Compensation Qualifications Extensive experience developing and growing consumer-oriented businesses strategically, commercially and operationally

10 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CLASS I CONTINUING DIRECTORS

Felipe Dutra Age: 60 Director Since: 2025 Independent

Mr. Dutra is a Founding Investor and Chairman of Waldencast PLC (NASDAQ: WALD), a global best-in-class operating platform that incubates and accelerates high growth, purpose driven beauty and wellness brands, including Milk MakeUp and Obagi Skincare, a position he has held since 2021. He previously served as Chief Financial Officer of Anheuser-Busch InBev (Euronext: ABI) (NYSE: BUD) (MEXBOL: ANB) (JSE: ANH), the world’s largest beer company, from 2004 through 2020, adding Chief Technology Officer responsibilities in 2014. Prior to that, he held several roles in treasury and operations at Cervejaria Brahma (the predecessor of Ambev), and was appointed Chief Financial Officer in 1999, holding that position until the merger with Interbrew in 2004, which led to the creation of InBev.

Mr. Dutra holds a degree in Economics from Candido Mendes and an M.B.A. in Controlling from Universidade de São Paulo.

Committees Integration People, Culture and Compensation Qualifications Significant experience in complex global operations, M&A and business integration with international consumer-facing brands

Steven Hoffman Age: 56 Director Since: 2025 Independent

Mr. Hoffman currently operates Python Global Ventures, a family office advisory and investment firm. Prior to that, Mr. Hoffman was a partner and consumer sector head at Highline Capital Management, an investment management firm, from 2001 through 2018. Mr. Hoffman began his career at Wertheim Schroder & Co. as an investment banking and private equity analyst starting in 1992. He also served as a director of Hope & Heroes Children’s Cancer Fund.

He earned dual bachelor’s degrees at The University of Pennsylvania from The Wharton School and the College of Arts & Sciences and holds an M.B.A. from the University of Chicago Booth School of Business.

Committees Audit and Finance Qualifications Experienced, long-term public market investor

Six Flags Entertainment Corporation | 2026 Proxy Statement / 11

DIRECTOR COMPENSATION

The People, Culture & Compensation Committee of the Board recommends the fees paid to directors and board committee members for services in those capacities. The schedule of fees is as follows:

•

For service as a member of the Board, a retainer of $85,000 per annum, payable in cash quarterly, plus $1,500 payable in cash for attendance at each meeting after the 24th meeting of the Board and any applicable committee combined meeting;

•

For service as a member of the Board, $200,000 per annum to be paid in restricted stock, adjusted for fractional shares of common stock as needed (which directors may elect to defer up to 100% in the form of deferred stock units that are paid out in cash, stock, or a combination upon the end of service);

•

For service as an Audit and Finance Committee member, a fee of $15,000 per annum (excluding committee chair); for service as a Nominating and Corporate Governance Committee member, a fee of $10,000 per annum (excluding committee chair); for service as a People, Culture & Compensation Committee member, a fee of $10,000 per annum (excluding committee chair); and for service as an Integration Committee member, a fee of $10,000 per annum (excluding committee chair); and

•

For service as Lead Independent Director, a fee of $125,000 per annum; for service as Chair of the Audit and Finance Committee of the Board, a fee of $30,000 per annum; for service as the Chair of the Nominating and Corporate Governance Committee, a fee of $20,000 per annum; for service as the Chair of the People, Culture & Compensation Committee, a fee of $25,000 per annum; and for service as the Chair of the Integration Committee, a fee of $20,000 per annum.

These fees are payable only to non-management directors. Management directors receive no additional compensation for service as a director, and our Executive Chairman’s compensation is described below the 2025 Director Compensation table. All directors receive reimbursement from the Company for reasonable expenses incurred in connection with service in that capacity. Additionally, all directors are to accumulate stock equal to five times the annual cash retainer within five years of becoming a director. In March 2025, the legacy Cedar Fair directors each received an equity award in the amount of $100,000 as compensation for their service for the remainder of 2024, as a pro-rated portion of the legacy Cedar Fair 2024 equity awards were converted at the time of the Merger and the remainder were cancelled.

2025 Director Compensation

The table below summarizes the total compensation paid to or earned by each of the non-employee directors for the fiscal year ended December 31, 2025.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Esi Eggleston Bracey (3)	$47,500	$200,036	—	—	—	—	$247,536
Jonathan Brudnick (4), (5)	—	—	—	—	—	—	—
Louis Carr (6)	$107,000	$300,046	—	—	—	—	$407,046
Sandra Cochran (3)	$47,500	$104,123	—	—	—	—	$151,623
Michael Colglazier (3)	$47,500	$104,123	—	—	—	—	$151,623
Felipe Dutra (3)	$52,500	$104,123	—	—	—	—	$156,623
Michelle Frymire (3)	$62,500	$300,046	—	—	—	—	$362,546
Daniel Hanrahan (6)	$220,000	$300,046	—	—	—	—	$520,046
Steven Hoffman (3)	$50,000	$104,123	—	—	—	—	$154,123
Chieh Huang	$129,000	$200,036	—	—	—	—	$329,036
Jennifer Mason	$146,000	$300,046	—	—	—	—	$446,046
D. Scott Olivet (3)	$47,500	$300,046	—	—	—	—	$347,546
Enrique Ramirez Mena (3)	$55,000	$200,036	—	—	—	—	$255,036
Arik Ruchim (5)	—	—	—	—	—	—	—
Marilyn Spiegel	$132,500	$200,036	—	—	—	—	$332,536

12 / 2026 Proxy Statement | Six Flags Entertainment Corporation

DIRECTOR COMPENSATION

(1)

Messrs. Reilly, Zimmerman, and Bassoul are not included in this table as they were employees of the Company and did not receive any additional compensation for their service as a director. The compensation to Messrs. Reilly, Zimmerman, and Bassoul as employees is shown in the Summary Compensation Table and our other Executive Compensation disclosures. Mr. Haddrill is not included in this table because he joined the Board in March 2026 and serves as an employee of the Company.

(2)

The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted shares or deferred restricted stock units awarded to each member of the Board in 2025. The amounts include the 1,822 shares granted to each of the legacy Cedar Fair directors in March 2025 as compensation for their service for the remainder of 2024. As of December 31, 2025, the following deferred restricted stock units were outstanding: Ms. Cochran (3,415 shares), Mr. Colglazier (3,415 shares), Mr. Huang (5,340 shares), and Ms. Spiegel (5,340 shares).

(3)

Ms. Bracey, Ms. Frymire, Mr. Olivet, and Mr. Ramirez resigned from the Board prior to the annual meeting of stockholders in 2025. Ms. Cochran, Mr. Colglazier, Mr. Dutra, and Mr. Hoffman were elected at the annual meeting of stockholders in 2025.

(4)	Mr. Brudnick was appointed to the Board in October 2025 pursuant to a cooperation agreement with Sachem Head Capital Management, LP.

(5)

Mr. Brudnick and Mr. Ruchim do not receive any director fees because their interests are already highly aligned with stockholders due to their positions with Sachem Head Capital Management, LP and H Partners, LP, respectively. Sachem Head Capital Management, LP and H Partners, LP are stockholders of the Company.

(6)	Mr. Carr and Mr. Hanrahan resigned from the Board effective December 24, 2025 and December 31, 2025, respectively.

Executive Chairman Compensation

We entered into a three-year employment agreement with Mr. Haddrill, effective March 24, 2026. Under the agreement, Mr. Haddrill will serve as Executive Chairman for the first two years of the term, and he will serve as Executive Chairman or Board Chair, as mutually agreed upon by the Board and Mr. Haddrill, for the final year of the term. Mr. Haddrill will receive an annual base salary of $500,000 per year. The employment agreement also provides for certain equity grants to Mr. Haddrill, comprised of 217,797 shares of time-based restricted stock (“new hire restricted stock”) and 373,367 performance stock units (“new hire PSUs”). Mr. Haddrill’s new hire restricted stock vests in quarterly installments over a three-year period based on continued employment. Mr. Haddrill’s new hire PSUs, vest based on certain continued service requirements and achievement of stock price goals. One-third of the potential shares underlying Mr. Haddrill’s new hire PSUs will be earned for achievement of each of the stock price goals during specified performance period. In the event of a termination by the Company without cause or by Mr. Haddrill for good reason (each as defined in the employment agreement), Mr. Haddrill would be entitled to (i) pro-rated vesting of his new hire restricted stock and (ii) vesting of his new hire PSUs based on actual performance measured at the end of the performance period. Upon a termination without cause or resignation for good reason within 18 months following a change in control, he would receive full vesting of his new hire restricted stock and new hire PSUs (with the new hire PSUs vesting based on actual performance through the change in control at no less than 1/3 of the total shares). In the event of a resignation by Mr. Haddrill without good reason or termination by the Company for cause, any shares previously issued in settlement of his new hire PSUs upon achievement of the applicable performance goals in the calendar year in which termination occurs are subject to clawback on a pro-rata basis.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 13

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

The Board is committed to strong leadership and effective corporate governance. The Board currently maintains separate roles of CEO, Executive Chairman of the Board, and Lead Independent Director of the Board. At this time, we believe this structure is optimal for our current circumstances and that it provides effective leadership and oversight of management by the Board. Separate roles of CEO, Executive Chairman of the Board, and Lead Independent Director of the Board promotes balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Maintaining a separate Lead Independent Director also allows our CEO to focus on Company strategy and business operations, and our Executive Chairman to focus on strategy and performance.

The Board does not have a specific policy with respect to separating or combining these roles, or whether the chairperson of the Board should be an employee or non-employee director. The Board will continue to periodically review and evaluate this structure on a periodic basis.

EXECUTIVE CHAIRMAN DUTIES

•

Partner with the Chief Executive Officer to achieve the company’s growth and net leverage reduction objectives.

•

Guide the development of corporate strategy and effectively frame strategic options around capital structure and capital deployment to enable effective board engagement and decision making.

•

When requested by the Board and Chief Executive Officer, represent the Company in high-level external assignments.

•

Support the Chief Executive Officer and Chief Human Resources Officer in the development of C-Suite.

•

In partnership with the Chief Executive Officer and Board Secretary, develop an annual board calendar and cadence, including the primary focus of each quarterly session and detailed agenda planning to ensure effective board meetings.

•

Chair board meetings and preside over executive sessions of the full Board.

•

Communicate regularly with Board committee chairs to support integration of efforts and appropriate corporate governance.

•

Communicate with board members in between formal meetings to ensure the Board stays apprised of emerging strategic issues and current financial performance.

•

Other duties and assignments as requested by the Board and Chief Executive Officer.

LEAD INDEPENDENT DIRECTOR DUTIES

•

Preside over executive sessions of independent directors and other meetings of the Board.

•

Have the authority to call meetings of the independent directors.

•

Attend meetings with company leadership upon request from the Chief Executive Officer.

•

Serve as principal liaison on Board-wide issues between the independent directors and Chief Executive Officer.

•

Assist and communicate with the Chief Executive Officer if the Board requires additional materials or analyses.

•

Serve as the point of contact for communications from stockholders, stakeholders or other interested parties directed to the Lead Independent Director or the non-management directors or the Board as a group.

•

In conjunction with the Chairman of the Nominating and Governance Committee, preside over the annual performance evaluation of the Board, including the performance evaluation of each Board committee and individual Board members.

•

Facilitate the Board’s performance evaluation of the Chief Executive Officer in conjunction with the People, Culture & Compensation Committee.

•

In conjunction with the Chair of the Nominating and Governance Committee, active involvement in Board design and committee composition.

•

Other responsibilities the Board may determine from time to time.

14 / 2026 Proxy Statement | Six Flags Entertainment Corporation

RISK OVERSIGHT

The Board plays a direct role in monitoring and mitigating risks to the Company broadly and also administers its risk oversight role through its committee structure and the committees’ reports to the Board. The Board regularly reviews information regarding credit, liquidity, operational, cyber and audit risk, and management identifies and prioritizes other material risks. The Board is kept abreast of each of the committees’ risk oversight and other activities via regular reports of the committee chairs to the full Board. See Board Committees below for committee descriptions and risk oversight activities.

BOARD COMMITTEES

The Board has four committees: an Audit and Finance Committee, a Nominating and Corporate Governance Committee, a People, Culture & Compensation Committee, and an Integration Committee. Each committee is composed entirely of independent directors, as that term is defined in the NYSE listing standards and our Corporate Governance Guidelines, and each member of the Audit and Finance Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002. Each committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board, its committees and the Executive Chairman. Furthermore, we periodically rotate committee membership and chairmanship.

NUMBER OF BOARD AND COMMITTE MEETINGS

Integration, 7
Borard of Directors, 20
People, Culture &
Compensation, 12
Nominating and
Corporate Governance, 8
Audit and Finance, 15

Committees of the Board meet from time to time upon call of the Executive Chairman, Lead Independent Director, or individual committee chairs, as applicable. During 2025, each current director attended at least 75% of all of the meetings of the Board, inclusive of applicable committee meetings, during the time each director served on the Board. Directors are expected to attend all meetings of the Board, meetings of the committees on which they serve, and the annual meeting absent occasional, unavoidable circumstances. All of the current board members that were serving at that time attended the annual meeting of stockholders in 2025.

The non-management directors meet regularly without members of management present in executive session, no less frequently than one time per year, and as otherwise determined by such directors from time to time. The executive sessions have such agendas and procedures as are determined by the non-management and independent directors. The Executive Chairman presides at each executive session; provided, however, if the Executive Chairman is not an independent director, the Lead Independent Director, if any, or such other independent presiding director selected by the independent directors shall preside at executive sessions.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 15

CORPORATE GOVERNANCE

Audit and Finance Committee

MEMBERS	COMMITTEE FUNCTIONS
Jennifer Mason (Chair) ✔ Steven Hoffman ✔ Chieh Huang Arik Ruchim ✔

•

Responsible for appointing, evaluating and meeting with our independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions.

•

Meets frequently during the year and discusses with management and our independent registered public accountant: (1) current business trends affecting the Company; (2) major risks facing the Company; (3) steps management has taken to monitor and control such risks; and (4) adequacy of internal controls that could significantly affect the Company’s financial statements.

✔ Audit Committee Financial Expert

•

Reviews the Company’s risk management process for identification of and response to risks that may materially impact the business, including risks related to cyber-security, privacy and information technology, and assesses the steps management has taken to monitor and control such risks.

• Reviews the Company’s controls, procedures and processes related to its reporting relating to sustainability and environmental, social and governance matters.
• The Audit and Finance Committee Chair provides the Board with regular reports concerning its risk oversight activities.

Nominating and Corporate Governance Committee

MEMBERS	COMMITTEE FUNCTIONS
Arik Ruchim (Chair) Jonathan Brudnick Sandra Cochran Chieh Huang Jennifer Mason

•

Responsible for recommending to the Board key criteria for service as a director, reviewing board succession, assessing Board size and composition, and screening and identifying qualified director nominees to enhance the Board and to play a leadership role in shaping the governance of the Company.

• Reviews relationships between the directors, the Company and members of management and recommends to the Board whether each director qualifies as independent.
• Conducts an annual evaluation of the Board, its committees and the Chair of the Board.

•

Oversees compliance with the Corporate Governance Guidelines and Code of Conduct and Ethics, monitors developments in corporate governance, including periodically reviewing and discussing with management ESG matters affecting the Company, and facilitates board educational opportunities.

Director Nominations Process

The Nominating and Corporate Governance Committee considers diversity of experience and background when selecting candidates. The committee will consider whether the candidates fulfill the criteria for directors approved by the Board, including professional ethics, integrity and values, objectivity, independence, mature judgment, leadership and diversity of experience (for example, in relation to finance and accounting, strategy, risk management, industry expertise, policy-making, etc.). The Nominating and Corporate Governance Committee will also consider diversity among other relevant considerations, including, but not limited to, diversity of gender, age, race, ethnicity, cultural and educational background, geographical location, professional experience, skills, knowledge, and length of service. The committee strives to create a Board with a variety of complementary skills and experiences, both personal and professional.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders for membership on the Board. If a stockholder wishes to recommend an individual for membership on the Board, that recommendation may be submitted by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee by email at IR@sixflags.com or by mail to 2851 Cleveland Road, Sandusky, OH 44870, Attn: Chief Legal Officer & Investor Relations Department. In addition, stockholders may nominate one or more persons for election or reelection to the Board at an annual meeting in accordance and compliance with the notice, procedural, informational and other requirements of our bylaws. See Stockholder Proposals and Nominations for the 2027 Annual Meeting for additional information.

16 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CORPORATE GOVERNANCE

People, Culture & Compensation Committee

MEMBERS	COMMITTEE FUNCTIONS
Marilyn Spiegel (Chair) Michael Colglazier Felipe Dutra

•

Responsible for establishing and overseeing the overall compensation philosophy and compensation programs, including any benefit plans, for the Company, CEO, the Executive Chairman, if any, and other executive officers, and setting annual and long-term performance targets based on such goals and objectives.

•

Responsible for recommending the fees paid to the directors and board committee members for services in those capacities.

•

Responsible for compensation decisions for the Chief Executive Officer, together with the Board, based upon its review of his performance and the performance of the Company, and at least annually evaluate the performance of the Chief Executive Officer and Executive Chairman, if any.

•

Makes recommendations to the Board with respect to non-CEO executive management compensation, incentive compensation plans and equity-based compensation based on discussions with and recommendations of the Chief Executive Officer. On an annual basis, the Chief Executive Officer reviews all of his direct reports, including the other named executive officers (other than the Executive Chairman, if any), and the other executive officers review and make recommendations regarding their direct reports.

•

Assesses the Company’s compensation programs annually to assess whether such policies and practices could lead to excessive risk-taking behavior and the manner in which any risks arising out of the Company’s compensation policies and practices are monitored and mitigated and adjustments necessary to address changes in the Company’s risk profile.

•

Permitted to delegate any of its responsibilities to a subcommittee with only one or more members of the committee in accordance with applicable SEC and NYSE regulations.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on the People, Culture & Compensation Committee during 2025 were current or former officers or employees of the Company or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Company’s executive officers or directors and the board or compensation committee of another entity.

BOARD INDEPENDENCE

The Board has affirmatively determined that current Board members Jonathan Brudnick, Sandra Cochran, Michael Colglazier, Felipe Dutra, Steven Hoffman, Chieh Huang, Jennifer Mason, Arik Ruchim, and Marilyn Spiegel meet the independence criteria of the NYSE listing standards and our Corporate Governance Guidelines. The Board has determined Richard Haddrill and John Reilly are not independent because they serve as current executive officers of the Company.

In making the independence determinations, the Board considered Ms. Mason’s current position as Executive Vice President and Chief Financial Officer at Marriott International, Inc. In 2025, the Company paid approximately $385,000 of franchise fees to Marriott International, Inc. The Board determined that this relationship was not material and did not impair the independence of Ms. Mason.

The Board has four (4) committees: an Audit and Finance Committee, a Nominating and Corporate Governance Committee, a People, Culture & Compensation Committee, and an Integration Committee. Each committee is composed entirely of independent directors, as that term is defined in the NYSE listing standards, and each member of the Audit and Finance Committee is independent as required under Section 301 of the Sarbanes-Oxley Act of 2002.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 17

CORPORATE GOVERNANCE

STOCKHOLDER ENGAGEMENT

Members of management and the Board practice and encourage ongoing engagement with our stockholders by meeting in person and over the telephone with our stockholders to discuss a broad range of topics, including governance and our compensation programs. Investor perspectives shared with management during these conversations helped inform the Board’s understanding on a wide range of issues, including capital allocation, leverage and structure, and expectations of management regarding executive compensation.

The Board also provides a formal process for stockholders and interested parties to send communications directly to the Board, including the non-employee independent directors as a group or the presiding director of such group. Stockholders and other interested parties may send mail communication addressed as follows:

Brian Nurse, Corporate Secretary

2851 Cleveland Road

Sandusky, OH 44870

The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly. We also have a toll-free hotline that is available to anyone, including stockholders, who wishes to bring a matter to the attention of the non-employee directors. The telephone number of the hotline is 800-650-0716. The Audit and Finance Committee is charged with reviewing information received and taking appropriate action as necessary.

CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and the charters of the Board committees provide the framework for the governance of the Company.

The Corporate Governance Guidelines cover, among other things, the composition and functions of the Board, the qualifications and responsibilities of directors, director independence, the selection process for new directors, Board committees, compensation of the Board, and the responsibilities of the Executive Chairman and Lead Independent Director.

We have adopted and maintain a Code of Conduct and Ethics that covers all directors, officers, and employees of the Company and its subsidiaries. The Code of Conduct and Ethics requires, among other things, that the directors, officers, and employees exhibit and promote the highest standards of honest and ethical conduct, avoid conflicts of interest, comply with laws, rules and regulations, and otherwise act in the Company’s best interest.

We intend to post amendments to or waivers from the Company’s Corporate Governance Guidelines and Code of Conduct and Ethics on our Investor Relations website at https://investors.sixflags.com. No waivers have been made or granted prior to the date of this proxy statement.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Code of Conduct and Ethics, and charters for each of the committees of the Board are available on our Investor Relations website at https://investors.sixflags.com. A printed copy of each of these documents is available, without charge, by sending a written request to: Six Flags Entertainment Corporation, 2851 Cleveland Road, Sandusky, OH 44870, Attention: Investor Relations, or by sending an email to IR@sixflags.com.

18 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CORPORATE GOVERNANCE

STOCK OWNERSHIP GUIDELINES

The Board maintains stock ownership guidelines for our Chief Executive Officer and executive officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended). The Chief Executive Officer is required to hold stock having a value of at least six (6) times his base salary, and the other executive officers are required to hold stock with a value of at least three (3) times their base salaries. Furthermore, the Chief Executive Officer and the other executive officers are not permitted to sell any stock until (i) he or she has met the stock ownership guidelines and (ii) the sale would not result in his or her ownership falling below the stock ownership guidelines. Executives have five (5) years from becoming an executive officer to gain compliance with the guidelines. The Board reviews compliance with the guidelines annually. As of March 27, 2026, the Chief Executive Officer and the other executive officers were all in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame. Stock held directly or beneficially owned, stock held in benefit plans (e.g., in 401(k) accounts), performance stock units (as if earned at 100% of target), vested and unvested restricted stock and phantom stock will be counted for purposes of determining compliance with the stock ownership guidelines.

The Board also maintains stock ownership guidelines for the directors. The guidelines require directors (excluding the Chief Executive Officer) to accumulate stock equal to at least five (5) times the annual cash retainer within five (5) years of becoming a director. Furthermore, directors are not permitted to sell any stock until (i) he or she has met the stock ownership guidelines and (ii) the sale would not result in his or her ownership falling below the stock ownership guidelines. As of March 27, 2026, all directors were in compliance with the guidelines or are expected to meet the guidelines in the prescribed time frame.

ANTI-HEDGING POLICY

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers, and employees are prohibited from engaging in any such transaction.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 19

PROPOSAL 2: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for 2026 and requests that our stockholders confirm that appointment. Deloitte audited our consolidated financial statements and our internal control over financial reporting for 2025. A representative of Deloitte will be made available at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

If our stockholders do not confirm our appointment of Deloitte, the Audit and Finance Committee will reconsider whether to retain Deloitte, and may still retain Deloitte or another firm without re-submitting the matter to our stockholders. In all cases, the Audit and Finance Committee retains its right to appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. The affirmative vote of a majority of the shares of common stock present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter is required for ratification.

THE BOARD RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

20 / 2026 Proxy Statement | Six Flags Entertainment Corporation

FEES PAID TO AUDITORS

The aggregate fees billed or expected to be billed for the audit and non-audit services provided to us by our principal accountant during the last two fiscal years are set forth below.

Type of Fees	2025	2024
Audit Fees	$2,845,782	$2,792,681

Audit-Related Fees	—	750,000

Tax Fees	3,487,752	1,485,764

All Other Fees	4,046	4,046

Total	$6,337,580	$5,032,491

Audit Fees consist of fees billed or expected to be billed by Deloitte for professional services rendered for the 2025 and 2024 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees consist of fees billed or expected to be billed by Deloitte that principally include assurance services that are reasonably related to purchase accounting in relation to the Merger, performance of the audit or review of the Company’s financial statements and other attestation services or consultations that are not reported under audit fees.

Tax fees consist of fees billed or expected to be billed by Deloitte for services related to tax compliance ($1,421,029 and $903,944 for 2025 and 2024, respectively) and tax consulting ($2,066,723 and $581,820 for 2025 and 2024, respectively).

Other fees consist of fees for permitted services rendered by Deloitte that do not fit within the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit and Finance Committee reviews and pre-approves each audit and non-audit service engagement with the Company’s independent auditor, and pre-approved all services provided in 2025. The Audit and Finance Committee has adopted a policy providing pre-approval thresholds for permissible non-attest professional fees for services, including those non-attest services provided by Deloitte, on a fixed fee or time and material basis. Permissible non-attest fees up to $250,000 can be approved by the Chair of the Audit and Finance Committee and greater than $250,000 require approval by the full Audit and Finance Committee. Any approvals by the Chair of the Audit and Finance Committee are reported at the next scheduled Audit and Finance Committee Meeting.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 21

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board oversees the Company’s financial reporting process. Management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent auditor is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Company’s internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements and internal controls for 2025 contained in the Company’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments; and such other matters as are required to be discussed with the independent auditor by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 1301, “Communications With Audit Committees,” the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from management and the Company, including the matters in the letter received from the firm required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and considered the compatibility of non-audit services with the independent auditor’s independence.

The Committee met fifteen (15) times during fiscal 2025. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function, and the Company’s independent auditor. The Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit and Finance Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit and Finance Committee considers the quality and efficiency of the services provided by the auditor, the auditor’s capabilities and the auditor’s technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit and Finance Committee has retained Deloitte & Touche LLP as the Company’s independent auditor for 2026. Deloitte & Touche LLP has been the independent auditor for the Company since the Merger and for legacy Cedar Fair (which has been determined to be the Company’s accounting acquirer and the predecessor for financial statement purposes) since 2004. The members of the Audit and Finance Committee and the Board believe that, due to Deloitte & Touche LLP’s knowledge of the Company (and legacy Cedar Fair) and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Deloitte & Touche LLP to serve as the Company’s independent auditor. Although the Audit and Finance Committee has the sole authority to appoint the independent auditor, the Audit and Finance Committee will continue to recommend that the Board ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditor.

Based on the above reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Jennifer Mason, Chair

Steven Hoffman

Chieh Huang

Arik Ruchim

22 / 2026 Proxy Statement | Six Flags Entertainment Corporation

PROPOSAL 3: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

We are seeking an advisory vote of our stockholders on the compensation of our named executive officers, which we are providing as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. As previously recommended by our stockholders and approved by the Board, we provide this opportunity annually, and we anticipate holding the next stockholder advisory vote on the compensation of our named executive officers at the annual meeting in 2027. We encourage you to review the detailed information regarding our named executive officer compensation provided in the Compensation Discussion and Analysis section and the executive compensation tables and related narratives included in this proxy statement.

The Compensation Discussion and Analysis and Executive Compensation Tables sections of this Proxy Statement describe our executive compensation program in detail, as well as the decisions and rationale of our People, Culture & Compensation Committee in regard to that program. We seek to align executive compensation and stockholder interests and to incentivize our team to make decisions that drive long-term stockholder value. Our executive compensation program is designed to incentivize key employees to drive superior results, give key employees a vested interest in our growth and performance, and enhance our ability to attract, retain and motivate exceptional leaders upon whom, in large measure, our growth and profitability depend.

We ask that you support the compensation of our named executive officers. Although this vote is advisory and non-binding in nature, the Board and the People, Culture & Compensation Committee value the opinion of our stockholders and will consider the voting results when determining our compensation policies, philosophy and arrangements in the future. The affirmative vote of a majority of the shares of common stock present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter is required for approval, on an advisory basis, of this proposal.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 23

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and objectives, and how and why specific compensation policies were adopted and decisions were made. This CD&A discusses the compensation awarded to, earned by, and paid to the following individuals, who were the named executive officers for 2025 (the “NEOs”):

•	John Reilly, President and Chief Executive Officer (1);

•	Richard Zimmerman, Former President and Chief Executive Officer (1);

•	Brian Witherow, Chief Financial Officer;

•	Tim Fisher, Chief Operating Officer;

•	Brian Nurse, Chief Legal and Compliance Officer and Corporate Secretary;

•	Selim Bassoul, Former Executive Chairman (1);

•	Robert White, Former Chief Commercial Officer (1); and

•	Monica Sauls, Former Chief Human Resources, People & Culture Officer (1).

(1)

Mr. Reilly was appointed President and Chief Executive Officer (“CEO”) effective December 8, 2025. Mr. Zimmerman was terminated without cause and ceased serving as President and CEO and as a member of our Board effective December 8, 2025. Mr. Bassoul was terminated without cause and ceased serving as our Executive Chairman and as a member of our Board on December 31, 2025. Mr. White and Ms. Sauls were terminated without cause on May 2, 2025 and June 20, 2025, respectively.

This CD&A should be read together with the compensation tables and related disclosures set forth below.

SUMMARY

Overview

2025 was a challenging year for the business. We started the year with aggressive goals for the first full combined year of performance post-Merger. The start of the 2025 operating season, including first half results, fell significantly short of our expectations. These trends continued through the more seasonally significant third quarter. We terminated our CEO without cause and announced in August 2025 that our CEO transition would occur by year end.

After a thorough search process, the Board appointed John Reilly as our new President and CEO, effective December 8, 2025. Mr. Reilly is an accomplished and experienced leader. He has more than three decades of in-depth experience in the amusement and recreation industry and significant operational management and strategic growth expertise. We believe he has the right skillset to enable the Company to reach its full potential, including to harness the best of both legacy companies and reinvigorate profitable growth.

We structured Mr. Reilly’s compensation package to incentivize growth and sustainability of the business. This includes an initial performance-based equity award for which payout is based on achieving stock price appreciation goals. This also includes a significant portion of annual compensation that will be tied to performance achievement.

Because the Company did not achieve its Modified EBITDA goals for 2025, there were no cash incentive award payouts to our NEOs. Payouts under the initial post-Merger performance stock unit awards and the 2025-2027 performance stock unit awards also became unlikely based on 2025 results, which reduced the incentive and retentive value of those awards. To retain experienced management in order to facilitate our CEO transition, we awarded retention bonuses to Messrs. Witherow, Fisher and Nurse (to be paid July 1, 2026 if the executive remains employed at that time). We also increased these NEOs’ cash severance protection for one year following July 1, 2026 (which is when the post-Merger change in control protection period expires).

24 / 2026 Proxy Statement | Six Flags Entertainment Corporation

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Objectives

We seek to align executive compensation and stockholder interests and to incentivize our team to make decisions that drive long-term stockholder value.

Our executive compensation program is designed to:

We seek to accomplish these objectives by:

•

Directly tying executive compensation to Board-approved annual and long-range plans that align with stockholder interests (with incentive awards based on Adjusted EBITDA, Constant Currency Modified EBITDA and un-levered pre-tax free cash flow goals);

•	Providing baseline salaries and incentive compensation target amounts in our employment agreements and a mix of compensation under our incentive plan; and

•	Maintaining sufficient flexibility to evolve our compensation program as our business, the market, or the industry requires.

Company Performance and Business Strategy

2025 results fell short of our expectations driven by lower attendance, which was impacted by second quarter weather resulting in fewer season pass sales, and fewer operating days (due to the planned removal of lower-volume operating days from the calendar and weather-impacted days). Full year 2025 results were as follows:

Net revenues totaled $3.10 billion	Attendance totaled 47.4 million guests	Operating days totaled 5,738 days

Net loss attributable to Six Flags totaled $1.60 billion	Adjusted EBITDA* totaled $792 million

*

For additional information regarding Adjusted EBITDA, including how we define and use this measure, and a reconciliation of Adjusted EBITDA from net (loss) income, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 29-30 of the Company’s Form 10-K for fiscal 2025.

Our near-term operational priorities focus on accelerating profitability and strengthening the balance sheet. Management intends to drive profitability by offering a higher value proposition to the guest that stimulates incremental demand while simultaneously implementing cost management strategies and organizational improvements. We are focused on our capital allocation priorities of reinvesting in the business and reducing outstanding debt. We made significant investments in 2025 to improve our park infrastructures, add exciting new attractions to our parks, upgrade our technology systems, and enhance our food and beverage offerings. In 2026, we are continuing to invest significantly in new attractions, food and beverage upgrades, and record-breaking roller coasters. We also are refining our approach to revenue management and marketing, park cost structures, and operating models. We successfully refinanced our 2027 notes in January 2026 – the first significant step to strengthen our balance sheet. On March 5, 2026, we entered into an agreement to sell seven of our parks for total cash consideration of $331 million, subject to customary purchase price adjustments. The transaction is designed to sharpen operational focus and allow us to pay down debt in alignment with our portfolio optimization strategy.

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COMPENSATION DISCUSSION & ANALYSIS

Compensation Pay Mix

Our compensation mix emphasizes performance-based compensation, with 67% of Mr. Reilly’s target annual compensation and 64% of average target annual compensation for Messrs. Witherow, Fisher and Nurse being at-risk and contingent upon the achievement of performance objectives. Additionally, 87% of Mr. Reilly’s target annual compensation and 84% of the average target annual compensation for Messrs. Witherow, Fisher and Nurse is in the form of long-term incentives.

(1)	Calculations are based on Mr. Reilly’s targeted compensation for 2026.

(2)	Averages for Messrs. Witherow, Fisher and Nurse are calculated based on 2025 and 2026 salary and target incentive awards. There were no payouts under our 2025 cash incentive awards.

Our Compensation Governance Reflects Best Practices

WHAT WE DO		WHAT WE DO NOT DO
☑	Our NEO annual and long-term incentive compensation is contingent on corporate performance to drive alignment with our stockholders.

We do not provide for excise tax “gross ups”.

We do not provide significant perquisites.

We do not allow hedging of our Company’s securities.

We do not allow pledging of our Company’s securities or holding its shares in margin accounts.

☑

We have mandatory share ownership guidelines of six times (6x) salary for our CEO, three times (3x) salary for his direct reports, and five times (5x) annual cash retainer for all directors other than our CEO.

☑	Incentive-based compensation is subject to our Clawback Policy.
☑	The People, Culture & Compensation Committee (the “Compensation Committee”) is comprised solely of independent directors.

☑	We periodically rotate the Compensation Committee chair assignment.

☑	The Compensation Committee retains FW Cook as its independent compensation consultant to advise and report directly to the Compensation Committee.

☑	We conduct an annual risk assessment of our compensation programs in consultation with the independent compensation consultant.

☑	We offer stockholders the opportunity to cast an advisory vote on our executive compensation every year.

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COMPENSATION DISCUSSION & ANALYSIS

Consideration of Advisory Stockholder Vote on Executive Compensation

Approximately 95% of the votes cast at the annual meeting of stockholders in 2025 were to approve the compensation of the Company’s NEOs. The Compensation Committee believes this reflects our stockholders’ overall support of our performance-based approach and focus on long-term value creation. The advisory vote on executive compensation at this and future annual meetings will serve as an additional tool, along with other forms of stockholder engagement, to inform the Compensation Committee about stockholder perception of our compensation programs.

DETERMINING EXECUTIVE COMPENSATION

We recognize and consider many factors in assessing an individual’s compensation. The range of targeted compensation varies by position and reflects the unique skills, expertise, and individual contributions of each executive and the requirements of each executive’s role.

•	We generally work within market-based ranges of base salary and total compensation commensurate with the executive’s scope of responsibilities.

•

We use cash incentive and stock-based award programs to challenge executives to achieve superior annual and long-term results for the benefit of the Company and its stockholders, with a particular emphasis on share-based compensation.

•	A significant portion of compensation is performance-based, which means actual pay can vary considerably if we have a year that exceeds, or fails to meet, expectations.

We believe this design effectively aligns NEO interests with stockholders’ interests and appropriately motivates NEOs to achieve peak corporate performance in both the short- and long-term.

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COMPENSATION DISCUSSION & ANALYSIS

Role of the Board of Directors, the Compensation Committee and Our CEO

The process of determining compensation is a collaborative one between the Board of Directors (the “Board”), the Compensation Committee, and the CEO.

OUR CEO

- Dedicates time each year to formally review his direct reports, including the other NEOs; *
- Reviews each individual's achievement of performance objectives established before the operating season begins (where applicable);
- Prepares calculations with respect to cash incentive payouts and equity compensation awards for the current year and recommendations for any payouts based on individual performance; and
- Provides recommendations for compensation structure and adjustments for the coming year.

OUR COMPENSATION COMMITTEE

- Makes compensation determinations and adjustments it deems appropriate in accordance with the applicable compensation plans;
- Reviews CEO performance and reviews NEO performance with the CEO; and
- Approves and reports its NEO compensation recommendations to the Board for its approval.

OUR BOARD

- Reviews the CEO's performance relative to agreed objectives, including a self-assessment (together with the Compensation Committee);
- Makes final decisions regarding the CEO's compensation (together with the Compensation Committee); and
- Makes final compensation decisions for the other NEOs (based upon Compensation Committee recommendations). **

*

Given when Mr. Reilly joined the Company, we anticipate his first full review of the other NEOs to occur later in 2026 for presentation to the Compensation Committee and Board in advance of 2027 executive compensation decisions.

**

Our final review generally takes place in February or March when financial results have been finalized, final review of achievement of applicable goals has been completed, and budgets for the new year have been set.

Role of the Compensation Consultant

The Compensation Committee retains an independent executive compensation consulting firm that reports directly to the Compensation Committee, regularly attends and participates in Compensation Committee meetings, and provides advice and counsel throughout the year.

The Compensation Committee has retained FW Cook as its independent compensation consultant since August 2024. FW Cook assessed our overall compensation approach following the Merger and made recommendations regarding our 2025

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COMPENSATION DISCUSSION & ANALYSIS

compensation awards and structure. FW Cook provided advice to the Compensation Committee during 2025 as it considered options to ensure management motivation and retention during a critical period of CEO transition and financial performance challenges. FW Cook also prepared market studies to assess incoming CEO and other NEO compensation in the latter part of 2025. FW Cook did not perform any other material services for the Company, or for management, during the year other than providing advice and counsel to the Compensation Committee in accordance with its instructions.

The Compensation Committee may rotate or select other compensation consultants from time-to-time. 2025 NEO compensation was driven by arrangements put in place in connection with the Merger, and one factor considered in the post-Merger arrangements was input from other independent compensation consultants. This included a market analysis from Pearl Meyer in July 2024 of all elements of target total direct compensation based on a preliminary peer group and Equilar Top 25 Compensation Survey data (for Messrs. Fisher and Nurse). This also included input from Semler Brossy, legacy Cedar Fair’s independent compensation consultant, including benchmarking information as to CEO and CFO compensation provided in May 2024 based on legacy Cedar Fair’s peer group and a preliminary expanded peer group.

Company Peer Group and Peer Group Review

Compensation information from our peer group and broader industry compensation surveys are reference points that the Compensation Committee considers in the executive compensation decision making process. The Compensation Committee conducted a thorough review of the peer group with the assistance of FW Cook in August 2024 and approved the below peer group for future market studies.

PEER GROUP *
Boyd Gaming Corporation	Hilton Grand Vacations, Inc.	Topgolf Callaway **
The Cheesecake Factory Incorporated	Marriott Vacations Worldwide Corp	Travel & Leisure Co
Cinemark Holdings, Inc.	Norwegian Cruise Line Holdings Ltd	United Parks & Resorts, Inc.
Cracker Barrel Old Country Store, Inc.	PENN Entertainment, Inc.	Vail Resorts, Inc.
Dave & Buster’s Entertainment, Inc.	Texas Roadhouse, Inc.	Wyndham Hotels & Resorts, Inc.

*

This same peer group was used by Pearl Meyer for the executive compensation benchmarking study conducted in July 2024, which was referenced by the Compensation Committee in setting post-Merger 2024 compensation and 2025 target compensation levels.

**	In January 2026, Topgolf Callaway changed its name to Callaway Golf Company.

In establishing our compensation peer group in August 2024, we focused on U.S. publicly traded companies in the leisure, entertainment, restaurant, casino and hospitality industries, with the Company positioned at the peer group 43rd and 45th percentiles for revenue and enterprise value, respectively. We considered business characteristics, such as demographics, talent, financials, and operations. We also considered peer group overlaps, such as the companies that the legacy companies considered to be peers, other companies that considered the legacy companies to be peers, peers of peers and proxy advisory firm peer groups. The Compensation Committee reassessed this peer group in consultation with FW Cook in August 2025 using similar criteria and concluded that no changes were needed. The Committee also considered the consistency that having a stable peer group year-over-year provides, that the peer group size supports a large enough data sample, and that the Company was within a range of key size indicators (positioned at the 37th percentile for revenues and around peer group median based on market cap (47th percentile) and enterprise value (57th percentile)).

Market Analysis and Other Important Considerations

The Compensation Committee requests its compensation consultant to analyze our NEO compensation relative to peer group and survey data from time-to-time. While the Compensation Committee reviews market compensation information in its decision-making process, the information provides context and is one data point that we use. The Compensation Committee does not rely on any single factor and exercises judgment and discretion when setting compensation levels.

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COMPENSATION DISCUSSION & ANALYSIS

Other factors we consider in setting compensation include:

•	General economic conditions and external factors affecting the business;
•	General industry practices;
•	Growth and returns to stockholders;
•	Recent and projected Company performance;
•	Internal equity, retention and recruiting goals;
•	The significant industry expertise of the team; and
•	Recent individual performance and individual performance expectations.

Market analysis in advance of setting 2025 target compensation opportunities: When we considered compensation levels in connection with our post-Merger employment agreements, we generally sought to provide NEOs with total direct compensation opportunities between the median and 75th percentiles of our peer group and aligned with comparable survey data, subject to other individual considerations. Pearl Meyer prepared benchmarking studies to assess the competitiveness of compensation for certain executives, including Messrs. Zimmerman, Witherow, Fisher and Nurse, in early July of 2024. The Compensation Committee believes the Pearl Meyer analysis supported that the post-Merger and 2025 target compensation levels were consistent with the overall compensation philosophy and appropriately designed to achieve its targeted range of objectives.

Market analysis in 2025 in advance of setting 2026 targeted compensation opportunities: FW Cook benchmarked target CEO pay levels in November 2025, as one factor to consider as we set our incoming CEO’s compensation. We generally sought to provide the incoming CEO with a total direct compensation opportunity near the 50th percentile of our peer group. FW Cook also benchmarked target pay levels of certain executives against the external market in August 2025. The Company emphasizes long-term incentive compensation, and FW Cook’s review indicated that target pay levels of Messrs. Witherow, Fisher and Nurse were above the 75th percentile of the peer group, in part due to such emphasis. The Committee did not make any adjustments to the target pay levels provided in these NEOs’ employment agreements as developed at the time of the Merger.

COMPENSATION PERFORMANCE MEASURES

The following chart summarizes key financial performance measures that we use in our incentive compensation plan design, how and why they are used in our recent awards, and the definitions and methods we use to compute them. All of these measures are non-GAAP financial measures. The Compensation Committee has the flexibility and discretion to use other metrics.

FINANCIAL PERFORMANCE MEASURES & WHERE THEY ARE USED	DEFINITIONS, METHODS & RATIONALE FOR USE OF MEASURE
CONSTANT CURRENCY MODIFIED EBITDA Used in 2025 cash incentive awards.

Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our credit agreement. Constant Currency Modified EBITDA differs from the Modified EBITDA amounts we report in our earnings releases and financial reports because Constant Currency Modified EBITDA assumes a constant exchange rate between periods for translation and measures actual results against the target using the target currency exchange rate (which is the budgeted currency exchange rate). We use this metric to more closely represent park operations and eliminate unpredictable and artificial increases or decreases based solely on currency fluctuations. We also add back the cash costs of our cash incentive plan awards when calculating the targets and results for our cash incentive awards.

ADJUSTED EBITDA Used in initial post-Merger performance stock unit awards.

Adjusted EBITDA represents Modified EBITDA less net income attributable to non-controlling interests. Adjusted EBITDA is a key performance measure because it closely tracks core operating performance across park operating units and is widely used by analysts, investors, direct industry peers, and other comparable companies to evaluate operating performance.

UN-LEVERED PRE- TAX FREE CASH FLOW Used in 2025 performance stock unit awards.

Un-levered pre-tax free cash flow for each calendar year in the three-year performance period for these awards will be computed in U.S. dollars as consolidated Adjusted EBITDA for such calendar year less net cash used for investing activities (before any business acquisitions) for such calendar year, as recorded in the consolidated financial statements examined by our independent accountants. We view this metric to be effective to align long-term awards with our strategic focus on strengthening the balance sheet.

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COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION

Overview

The Company’s compensation program is designed around total direct compensation – i.e., base salary, annual cash or short-term incentive awards, and long-term incentive compensation. The following table sets forth each of these core elements of compensation, the principal objectives of these elements and certain recent highlights.

CORE COMPENSATION ELEMENT	PRINCIPAL OBJECTIVES & SELECT HIGHLIGHTS
BASE SALARY	Fixed compensation element intended to reward senior leadership skills, experience, and core competencies.
ANNUAL CASH INCENTIVE AWARDS (1) (2)

Variable compensation element intended to reward contributions to short-term business objectives and, from time-to-time, achievement of strategic or individual goals.

•

2025 cash incentives were based on Constant Currency Modified EBITDA goals. 2025 performance was below threshold, and there were no payouts to our NEOs.

LONG-TERM INCENTIVE COMPENSATION (2)

Variable compensation element intended to reward contributions to long-term success, drive achievement of our mission and key strategic objectives, and align NEO and stockholder interests.

2025 NEO Annual Equity Awards:

•

PSUs (70%): three-year measurement period (2025-2027); three-year financial goal (un-levered pre-tax free cash flow); payouts can range from 0%-200% of target

•

Time-Based Restricted Stock (30%): vests in equal annual installments over a three-year period

Initial New Hire Grants (Reilly): $7,500,000 value based on stock price the day before grant

•

Time-Based RSUs ($2,500,000): vest in equal annual installments over a three-year period

•

PSUs ($5,000,000): vest on third anniversary of the grant date, subject to stock price goal achievement; one-third increments of the PSUs will be earned if the stock price appreciates by approximately 60% ($25), 135% ($37) and 220% ($50), respectively, from the closing stock price on the day before the grant date

There have been no performance payouts to date under the initial post-Merger performance stock unit awards that we granted in 2024. Potential payouts are based on Adjusted EBITDA goals for trailing twelve-month periods during the 12-30 month period following the closing of the Merger. The final potential measurement date under these awards is December 31, 2026. We do not currently expect these goals to be met.

(1)

We may from time-to-time award discretionary bonuses to our NEOs separate from our annual cash incentive program. For example, see “Retention Bonuses” further below regarding retention bonuses that we approved in November 2025 for payment to Messrs. Witherow, Fisher and Nurse on July 1, 2026 if the executive remains employed through that date.

(2)

We may make other types of short- and long-term cash or share-based incentive awards to our executives. For example, our annual short-term incentive awards to our NEOs for 2026 will be payable 50% in cash and 50% in equity, are based on Constant Currency Modified EBITDA goals, and (for our NEOs other than our CEO) also have overall guest satisfaction (“OSAT”), park safety and individual goals.

Our NEOs also participate in certain benefit plans available to all eligible employees, including Company 401(k) plans and health, life and disability plans. Certain NEOs receive limited perquisites that we consider to be reasonable and to enhance the competitiveness of compensation packages. We also provide benefits that protect the NEO if the executive’s employment terminates for a qualifying event or circumstances or in the event of a change in control. See “Employment Agreements, Post-Employment and Change in Control Compensation” within the CD&A below, as well as the Potential Payments Upon Termination or Change in Control section.

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COMPENSATION DISCUSSION & ANALYSIS

Base Salary

The NEOs receive base salaries to provide a fixed amount of compensation that is not subject to performance-related risk, that is competitive with market pay, and that is commensurate with the executive’s scope of responsibilities, performance, historical compensation levels, tenure with the Company and other experience. Base salaries may be reviewed and adjusted from time to time. For additional detail on factors we consider in our base salary determinations, see Compensation Discussion and Analysis – Determining Executive Compensation.

The annual base salaries of the NEOs for 2024, 2025 and 2026 follow:

NEO	2024 ANNUAL SALARY (PRE-MERGER)	2024 ANNUAL SALARY (POST-MERGER)	2025 ANNUAL SALARY	2026 ANNUAL SALARY

Reilly	N/A	N/A	*	$1,100,000

Zimmerman	$1,000,000	$1,100,000	$1,100,000	—

Witherow	$607,100	$670,000	$670,000	$670,000

Fisher	$681,300	$750,000	$750,000	$750,000

Nurse	$500,000	$600,000	$600,000	$600,000

Bassoul	$1,550,000	$1,550,000	$1,550,000	—

White	$420,000	$460,000	$460,000	—

Sauls	—	—	$440,000	—

*	Mr. Reilly commenced employment with us on December 8, 2025 and received prorated salary payments for his service in 2025 based on an annual salary level of $1,100,000.

Cash Incentive Awards

Annual cash or other short-term incentive awards provide an element of compensation that is contingent on, and motivates the achievement of, annual performance objectives. The performance objectives may vary and be weighted differently for each position and may use multiple measures of performance, including individual, business unit, management unit and Company performance goals. Our 2025 cash incentive awards were based on Constant Currency Modified EBITDA (before incentive compensation expense) goals.

Target and Actual 2025 Cash Incentive Award Amounts

Target award opportunities and the actual payout amounts for the NEOs follow:

NEO	TARGET AWARD AS A % OF 2025 ANNUAL BASE SALARY	TARGET AWARD IN DOLLARS	ACTUAL PAYOUT
Zimmerman	150%	$1,650,000	—
Witherow	100%	$670,000	—
Fisher	125%	$937,500	—
Nurse	100%	$600,000	—
Bassoul	150%	$2,325,000	—
White	80%	$368,000	—
Sauls	80%	$352,000	—

2025 Cash Incentive Award Payout Scales

The following performance and payout scale applied to the 2025 cash incentive awards for all NEOs except Mr. Bassoul:

LEVEL OF PERFORMANCE AS A % OF FINANCIAL TARGET ACHIEVED	PAYOUT AS A % OF TARGET AWARD (amounts interpolated between levels)
< 92% of target	No Payout
= 92% of target	25%
= 100% of target	100%
≥ 105% of target	200%

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COMPENSATION DISCUSSION & ANALYSIS

Mr. Bassoul’s 2025 cash incentive award was subject to the following scale in accordance with his employment agreement (amounts interpolated between levels): less than 75% of target (no payout); 75% of target (50% payout of base salary); 100% of target (150% payout of base salary) and greater than or equal to 150% of target (300% payout of base salary).
Final 2025 Performance - No Payouts
There was no payout of the 2025 cash incentive awards to the NEOs based on actual performance achieved:

See Compensation Discussion and Analysis – Compensation Performance Measures
for an explanation of how we compute Constant Currency Modified EBITDA and why we use it.
Long-Term Incentive Compensation
We give greater weighting to long-term awards than to short-term compensation opportuni ties
. We use these awards because we believe they give key employees a vested interest in our growth and performance, and they directly align key employees’ interests with those of our stockholders. We also believe that the vesting schedules aid us in retaining executives and motivating superior performance over the long term. Our 2024 Omnibus Incentive Plan allows us to grant stock options, stock appreciation rights, restricted stock awards, restricted stock units (including performance stock units), other awards and dividend equivalent rights. We do not grant option awards and, therefore, the Company does not have a policy on the timing of awarding options in relation to the disclosure of material nonpublic information.
2025 Long-Term Incentive Compensation Awards
Our 2025 long-term incentive awards included performance stock units and time-based restricted stock:

70%
PERFORMANCE
STOCK UNITS
(three-year cumulative
unlevered pre-tax free
cash flow goals)
30%
TIME-BASED
RESTRICTED
STOCK
(vests in equal annual
increments over a
three-year period)

The new hire grants that we made to Mr. Reilly are discussed separately under “Initial Equity Grants to Mr. Reilly” below. We did not grant equity awards to Mr. Bassoul in 2025.

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COMPENSATION DISCUSSION & ANALYSIS

Target 2025 Total Long-Term Incentive Award Values
.
The following are the total targeted values for the long-term incentive awards that we made to NEOs in February
2025
:

NEO	LTI AWARD AT GRANT IN DOLLARS *
Zimmerman	$8,500,000
Witherow	$2,750,000
Fisher	$3,400,000
Nurse	$2,100,000
White	$630,000
Sauls	$620,000

*
The target long-term incentive award amounts for 2025 are as provided in the employment agreements. The total target award values at grant were allocated to performance stock unit awards (at target) (70%) and restricted stock awards (30%) and converted to a number of shares based on the stock price on the day before the grant date.

2025-2027 Performance Stock Units
The numbers of potential shares for achieving target and maximum performance under the February 2025 performance stock unit grants to the NEOs follow:

NEO	2025-2027 PERFORMANCE STOCK UNIT AWARDS (TARGET)	2025-2027 PERFORMANCE STOCK UNIT AWARDS (MAXIMUM)
Zimmerman	135,074	270,148
Witherow	43,700	87,400
Fisher	54,030	108,060
Nurse	33,371	66,742
White	10,011	20,022
Sauls	9,852	19,704
Potential payouts are tied to the level of achievement of three-year cumulative un-levered
pre-tax
free cash flow goals, and no awards will be paid if the threshold level of performance is not achieved. See Compensation Discussion and Analysis – Compensation Performance Measures
for a discussion of how these goals are defined and measured, and why we use them in these awards.
Payouts of these awards will be based on the following scale (with amounts interpolated between levels):

LEVEL OF PERFORMANCE AS A % OF FINANCIAL TARGET ACHIEVED	PAYOUT AS A % OF TARGET AWARD (amounts interpolated between levels)
< 90% of target	No Payout
= 90% of target	25%
= 100% of target	100%
≥ 105% of target	200%
These awards accrue dividend equivalents if the Company makes dividend payments, which will be paid out along with the original awards. Payouts would be after the end of the performance period only in shares of common stock. Payouts are subject to the executive remaining in continuous employment through the payment date except for certain qualifying terminations. There are exceptions in the employment agreements and grant agreements for continued vesting in qualifying termination situations and for double trigger change in control situations. Mr. Zimmerman’s, Mr. White’s and Ms. Sauls’ 2025-2027 performance stock unit awards vested at the target level (and no additional stock can be earned under their awards) in connection with their terminations without cause during the post-Merger change in control protection period per their respective employment agreements.

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COMPENSATION DISCUSSION & ANALYSIS

2025 Restricted Stock Awards
Time-based restricted stock awards to the NEOs in February 2025 were as follows:

NEO	2025 RESTRICTED STOCK AWARDS

Zimmerman	57,889

Witherow	18,729

Fisher	23,156

Nurse	14,302

White	4,291

Sauls	4,222
One-third
of the time-based restricted stock vests each year over an approximate three-year period. The restricted periods lapse in February of 2026, 2027 and 2028, respectively, subject to the executive’s continuous employment through the applicable payment date and exceptions in the employment agreements and grant agreements. Restricted stock is non-transferable
during the restricted period. These awards accrue dividend equivalents if the Company makes dividend payments, which will be paid out along with the original awards. The continuous employment exceptions in the employment and grant agreements provide for continued vesting in qualifying termination situations and include exceptions for double trigger change in control situations. Mr. Zimmerman’s, Mr. White’s, and Ms. Sauls’ 2025 restricted stock awards vested in full in connection with their terminations without cause during the post-Merger change in control protection period per their respective employment agreements.
Initial Equity Grants to Mr. Reilly
We made initial, new hire equity grants to Mr. Reilly in connection with appointing him as our President and CEO. These grants had a value of approximately $7,500,000 at grant based upon the closing stock price on the trading day before grant: (i) $2,500,000 was awarded in the form of time-based restricted stock units (“RSUs”) and (ii) $5,000,000 was awarded in the form of performance stock units.

Initial RSU Award
: Mr. Reilly’s initial RSU award covers 159,847 shares of our common stock. These time-based RSUs are scheduled to vest in equal annual installments over a three-year period.
One-third
of the shares will vest in December of 2026, 2027 and 2028, respectively, subject to Mr. Reilly’s continued service with the Company (except in the case of qualifying terminations under his employment agreement and grant agreement).

Initial PSU Award:
Mr. Reilly’s initial performance stock unit award has a three-year performance period (December 8, 2025 – December 7, 2028). Up to 319,693 shares of our common stock may be earned under this award, and the number of potential shares earned is based upon achieving three stock price goals (measured using
30-trading
day averages).
One-third
of the total potential shares are earned if the stock price appreciates by approximately 60% ($25), 135% ($37) and 220% ($50), respectively, from the closing stock price on the day before the grant date. There will be no payout if none of the stock price targets are met. Shares earned based on performance achievement under this award are scheduled to vest on the third anniversary of the grant date, subject to Mr. Reilly’s continued service with the Company (except in the case of qualifying terminations under his employment agreement and grant agreement).
Retention
Bonuses
We awarded retention bonuses to Messrs. Witherow, Fisher and Nurse in November 2025, which provide for a cash bonus payment on July 1, 2026 if the executive remains employed with us through that date. In approving these bonus opportunities, we sought to retain critical talent to facilitate a smooth CEO transition and to continue to motivate the leadership team in light of the challenges we faced during 2025. The retention bonus amounts reflect one times annual salary and are: (i) Mr. Witherow - $670,000; (ii) Mr. Fisher - $750,000 and (iii) Mr. Nurse - $600,000.
Prior Year Awards
As previously disclosed, we granted initial post-Merger performance stock unit awards in 2024 to incentivize our team to drive Adjusted EBITDA performance following the completion of the Merger. Potential payouts under these awards are based on Adjusted EBITDA goals for trailing twelve-month periods during the
12-30
month period following the closing of the Merger. There have been no performance payouts to date under these awards. The performance period ends December 31, 2026, and we believe it is unlikely that the goals will be met for payouts under these awards. Payouts are subject to continued employment with the Company through the determination date following the end of the performance period, except for qualifying terminations and double trigger change in control situations under our employment agreements and grant agreements. Mr. Zimmerman’s, Mr. White’s, and Ms. Sauls’ initial post-Merger performance stock unit awards vested at the

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COMPENSATION DISCUSSION & ANALYSIS

target level (and no additional stock can be earned under their awards) in connection with their terminations without cause during the post-Merger change in control protection period per their respective employment agreements. Mr. Bassoul’s post-Merger performance stock units vested at the target level (and no additional stock can be earned under his award) in connection with his good leaver termination under his award agreement.
Employment Agreements, Post-Employment and Change in Control Compensation
The employment agreements with our NEOs are designed to support long-term retention, provide clarity around compensation opportunities
, and allow the Compensation Committee to exercise discretion in setting performance goals and designing incentive compensation structures. The employment agreements also provide certain termination and change in control benefits.
We entered into an employment agreement with Mr. Reilly in November 2025, effective December 8, 2025, for a three-year period subject to automatic renewal for successive one-year
periods thereafter. Mr. Reilly’s agreement set his initial base salary level and provided for the new hire equity grants described under “Initial Equity Grants to Mr. Reilly”. Mr. Reilly’s employment agreement also established target levels for annual cash incentive awards and annual equity grants beginning in 2026, with the Board determining specific award terms. We entered into employment agreements with Messrs. Zimmerman, Witherow, Fisher, Nurse, Bassoul and White and Ms. Sauls in connection with or following the Merger. These employment agreements set initial base salary levels, confirmed initial post-Merger performance stock unit awards, and established target levels for annual cash incentive awards and annual equity grants, with the Board determining specific award terms. As part of our actions to retain experienced management to facilitate our CEO transition, we amended our agreements with Messrs. Witherow, Fisher and Nurse in November 2025 to increase the level of cash severance benefits for one year following the end of the post-Merger change in control protection period that expires on July 1, 2026 (through June 30, 2027).
For further details, see the “Employment Agreements” portion of the
Narrative to Summary Compensation and Grants of Plan-Based Awards Tables
section and the
Potential Payments Upon Termination or Change in Control
section below. In addition to information on our other NEO arrangements, the Potential Payments Upon Termination or Change in Control section discusses payments to Mr. Zimmerman in connection with his termination without cause during the post-Merger change in control period under his employment agreement. It also discusses the payments to, and separation and release agreements with, Messrs. Bassoul and White and Ms. Sauls, as well as the consultant agreement that we entered into in December 2025 with Mr. Bassoul.
Retirement Programs
Prior to the Merger, legacy Cedar Fair executive officers participated in the tax-qualified
Cedar Fair Retirement Savings Plan. This plan, or a similar plan, was available to all eligible employees and contained a 401(k) matching program. It also had a profit-sharing component through 2022, with the annual amount of the profit-sharing contribution determined by the Board, after consideration of the legacy Cedar Fair’s compensation committee’s recommendation.
Similarly, legacy Six Flags maintained a contributory 401(k) plan available to employees of legacy Six Flags who met the age and service requirements. Legacy Six Flags made matching contributions in the amount of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees for a total match contribution of 4% (subject to tax law limits).
The Company assumed the legacy Cedar Fair and legacy Six Flags retirement programs in the Merger. Effective January 1, 2025, the legacy Cedar Fair plan was redesigned to align with the legacy Six Flags salary contribution and Company matching schedule. Our contributions under these plans for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.
Perquisites
The Company provides limited perquisites to certain of our NEOs that we believe are reasonable, competitive and consistent with our overall compensation philosophy. When used, these benefits generally represent a small percentage of overall compensation. The Company covers and reimburses commuting expenses for Mr. Nurse, including the cost of housing and transportation in connection with his travel to our office in Charlotte, NC. The Company also covered certain travel expenses for Mr. Bassoul. Amounts for such commuting expenses are included in the “All Other Compensation” column of the Summary Compensation Table.

36 / 2026 Proxy Statement | Six Flags Entertainment Corporation
COMPENSATION DISCUSSION & ANALYSIS

OTHER CD&A DISCLOSURES
Compensation Consultant Conflicts Assessment
The Compensation Committee annually assesses the independence of its compensation consultant(s) in accordance with the Securities and Exchange Commission rules. The Company concluded that FW Cook’s work for the Compensation Committee is independent and does not present any conflicts of interest. The Committee took certain factors, which it believes may affect the compensation consultant’s independence, into consideration when selecting the compensation consultant and when reassessing FW Cook’s independence in February 2025, in accordance with applicable SEC rules. In particular, the Committee considered: (1) whether any other services had been or were being provided by the compensation consultant to the Company, (2) the amount of fees paid by the Company to FW Cook as a percent of the consultant’s total revenues, (3) FW Cook’s policies and procedures designed to prevent conflicts, a copy of which was provided to the Compensation Committee, (4) FW Cook’s ownership of Company shares of common stock, and (5) any business or personal relationships between the compensation consultants and any Committee members or the Company’s executive officers. Following the consideration of these factors, the Compensation Committee determined that FW Cook was independent.
Clawback Policy
Our NEOs’ incentive-based compensation is subject to the Company’s Clawback Policy in compliance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the applicable listing standards of the New York Stock Exchange (the “NYSE”). Under our Clawback Policy, if the Company is required to prepare an accounting restatement, our Board shall require reimbursement or forfeiture of any excess incentive-based compensation received by any executive officer during the three completed fiscal years immediately preceding the date on which the Company is required to make the restatement. Our employment agreements and certain other arrangements such as our equity awards also contain certain clawback provisions.
Risk Assessment Process
The Compensation Committee has reviewed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of the design and operation of our compensation programs, consultation with our compensation consultant, review of a risk assessment matrix which aided us in the process of identifying and evaluating situations or compensation elements that may raise material risks, and an evaluation of the controls and processes we have in place to manage those risks. Because we provide different types of compensation, consider various factors in assessing Company and individual performance, and the Compensation Committee retains discretion in certain compensation matters, we believe that our compensation program provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term value creation and does not encourage our executives to take unreasonable risks with respect to our business.
Impact of Accounting Considerations
In adopting various executive compensation plans and packages, as well as in making certain executive compensation decisions, particularly with respect to grants of stock-based long-term incentive awards, the Compensation Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact on stockholders.
Securities Trading Policy
The Company has a policy governing the purchase, sale and/or other dispositions of its securities by directors, officers and employees (or the Company itself) that is reasonably designed to promote compliance with insider trading laws, rules and regulations and any applicable listing standards. In addition, this policy restricts short sale transactions and transactions involving put or call options relating to Company securities, pledging of Company securities, and holding of Company securities in margin accounts.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 37

PEOPLE, CULTURE & COMPENSATION COMMITTEE REPORT

The People, Culture & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the People, Culture & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Marilyn Spiegel, Chair

Michael Colglazier

Felipe Dutra

38 / 2026 Proxy Statement | Six Flags Entertainment Corporation

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2025. The table also summarizes, for each of our named executive officers for 2025 who was also one of our named executive officers for 2024 and/or 2023, the total compensation paid to or earned by the officer for the fiscal years ended December 31, 2024 and 2023.

(a)	(b)	(c)	(d)		(e)		(f)	(g)	(h)

Name and Principal Position	Year	Salary ($)	Bonus ($)		Unit and Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
John Reilly	2025	$72,329	—		$5,709,725		—	—	$5,782,054
President and Chief Executive Officer	2024	—	—		—		—	—	—
	2023	—	—		—		—	—	—
Richard Zimmerman (4)	2025	$1,100,000	—		$8,500,020		—	$8,331,099	$17,931,119
Former President and Chief Executive Officer	2024	$1,050,000	—		$6,846,877		$1,202,925	$13,800	$9,113,602
	2023	$950,000	—		$4,999,979		$565,725	$19,812	$6,535,516
Brian Witherow	2025	$670,000	—		$2,749,997		—	$14,000	$3,433,997
Chief Financial Officer	2024	$638,550	—		$2,047,551		$487,465	$13,556	$3,187,122
	2023	$578,200	—		$1,450,020		$229,545	$19,812	$2,277,577
Tim Fisher	2025	$750,000	—		$3,400,043		—	$14,000	$4,164,043
Chief Operating Officer	2024	$715,650	—		$2,398,773		$683,157	$12,200	$3,809,780
	2023	$648,900	—		$1,660,022		$322,016	$19,812	$2,650,750
Brian Nurse	2025	$600,000	—		$2,099,996		—	$46,379	$2,746,375
Chief Legal and Compliance Officer and Corporate Secretary	2024	$550,000	—		$1,456,304		$414,700	$40,710	$2,461,714
	2023	$437,800	—		$749,997		$188,473	$43,823	$1,420,093
Selim Bassoul	2025	$1,550,000	—		—		—	$7,842,243	$9,392,243
Former Executive Chairman	2024	$1,550,000	$1,500,000	(5)	$15,125,995	(6)	$2,157,600	$25,373	$20,358,968
	2023	$1,550,000	$2,325,000		$1,500,000	(6)	—	$25,309	$5,400,309
Robert White (7)	2025	$183,115	—		$630,003		—	$2,159,873	$2,972,991
Former Chief Commercial Officer	2024	$440,000	$250,000	(8)	$997,535		$269,016	$13,800	$1,970,351
	2023	—	—		—		—	—	—
Monica Sauls (7)	2025	$231,000	$112,500	(8)	$619,960		—	$1,994,000	$2,957,460
Former Chief HR, People & Culture Officer	2024	—	—		—		—	—	—
	2023	$300,000	—		$1,025,621		$108,321	$11,077	$1,445,019

(1)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of unit- and share-based awards granted during the fiscal year ended December 31, 2025, 2024 or 2023, as applicable. The amounts included in this table for all performance and other incentive-based share awards were computed based on the probable outcome of the applicable performance conditions on the grant date, which was the target level of performance for all goals applicable to such awards, except as otherwise indicated herein.

The 2025 amount includes the grant date fair value of the 2025 restricted stock awards and the grant date fair value of the performance stock units for the 2025-2027 performance period. The ASC Topic 718 grant date fair value of the 2025-2027 performance stock units by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $5,950,010 (target), $11,900,019 (maximum); Mr. Witherow - $1,924,985 (target), $3,849,970 (maximum); Mr. Fisher - $2,380,022 (target), $4,760,043 (maximum); Mr. Nurse - $1,469,993 (target), $2,939,985 (maximum); Mr. White - $440,985 (target), $881,969 (maximum); and Ms. Sauls - $433,981 (target), $867,961 (maximum). The 2025 amount for Mr. Reilly includes the grant date fair value of restricted stock units and performance stock units awarded upon his hire. The ASC Topic 718 grant date fair value of Mr. Reilly’s performance stock units assumes target level of performance and was calculated based on a Monte Carlo simulation resulting in a value of $10.04 multiplied by the target level of performance stock units, as the award contains a market condition.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 39

SUMMARY COMPENSATION TABLE

The 2024 amount includes the grant date fair value of the 2024 restricted unit awards, the grant date fair value of the performance unit awards for the 2024-2026 performance period and the grant date fair value of the Initial Post-Merger Performance Stock Unit Awards. The ASC Topic 718 grant date fair value of the 2024-2026 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $3,499,985 (target), $4,375,002 (maximum); Mr. Witherow - $1,015,020 (target), $1,268,775 (maximum); Mr. Fisher - $1,161,989 (target), $1,452,487 (maximum); Mr. Nurse - $700,014 (target), $875,017 (maximum); and Mr. White - $588,003 (target), $735,014 (maximum). The grant date fair value of the Initial Post-Merger Performance Stock Unit Awards, based on the probable outcome of the performance condition at the grant date, is reflected at the threshold level, or 25% in column (e). The ASC Topic 718 grant date fair value of the Initial Post-Merger Performance Stock Unit Awards: Mr. Zimmerman - $7,387,524 (target), $14,775,047 (maximum); Mr. Witherow - $2,390,089 (target), $4,780,178 (maximum); Mr. Fisher - $2,955,037 (target), $5,910,073 (maximum); Mr. Nurse - $1,825,142 (target), $3,650,283 (maximum); Mr. Bassoul - $13,600,710 (target), $27,201,420 (maximum); and Mr. White - $629,984 (target), $1,259,968 (maximum). The 2024 amount for Mr. Zimmerman also includes an additional unit-based Merger Completion Award related to the Merger; however, since the consummation of the business combination was not deemed probable under ASC Topic 718 as of the grant date, the grant date fair value of the unit-based Merger Completion Award, based on the probable outcome of the performance condition at the grant date, is reflected as $0 in column (e). The grant date fair value of the number of units that were earned under Mr. Zimmerman’s award upon the closing of the Merger was $955,684. The 2024 amount for Mr. Bassoul also includes the grant date fair value associated with certain pre-Merger legacy Six Flags’ awards that were settled and vested at the time of the Merger (see footnote (6)).

The 2023 amount includes the grant date fair value of the 2023 restricted unit awards and the grant date fair value of the performance unit awards for the 2023-2025 performance period. The ASC Topic 718 grant date fair value of the 2023-2025 performance unit awards by executive assuming target and maximum levels of performance are as follows: Mr. Zimmerman - $3,499,985 (target), $6,999,970 (maximum); Mr. Witherow - $1,015,005 (target), $2,030,010 (maximum); Mr. Fisher - $1,162,020 (target), $2,324,040 (maximum); Mr. Nurse - $524,985 (target), $1,049,970 (maximum); and Ms. Sauls - $350,006 (target), $700,012 (maximum). The 2023 amount for Ms. Sauls also includes the grant date fair value of an additional 12,000 time-based restricted units new hire award made to Ms. Sauls in March 2023. Messrs. Zimmerman, Witherow, Fisher and Nurse also received unit-based Merger Completion Awards in December 2023 related to the Merger. Since the consummation of the business combination was not deemed probable under ASC Topic 718 as of the grant date, the grant date fair value of the unit-based Merger Completion Awards, based on the probable outcome of the performance condition at the grant date, is reflected as $0 in column (e). The grant date fair value of the number of units that were earned under the December 2023 awards upon the closing of the Merger were as follows: Mr. Zimmerman - $3,571,295; Mr. Witherow - $1,999,985; Mr. Fisher - $1,999,985; and Mr. Nurse - $999,992. The 2023 amount for Mr. Bassoul includes the grant date fair value associated with certain pre-Merger legacy Six Flags’ awards that were settled and vested at the time of the Merger (see footnote (6)).

Assumptions used in the calculation of these amounts are discussed in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2025, included in the Company’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2026.

(2)

The amounts in column (f) reflect amounts earned under cash incentive awards to the named executive officers for the applicable year. See the discussion under Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards.

(3)

The amounts shown in column (g) reflect 401(k) matching contributions and profit-sharing contributions ($14,000 for each of Messrs. Zimmerman, Witherow, Fisher and Nurse and Ms. Sauls, and $10,392 for Mr. White). Prior to March 27, 2023, 401(k) matching contributions to legacy Cedar Fair NEOs were 3% of pay and profit-sharing contributions were 4% of pay up to the respective limitations imposed under rules of the Internal Revenue Service. Beginning March 27, 2023, legacy Cedar Fair increased 401(k) matching contributions from 3% of pay to 4% of pay and discontinued profit-sharing contributions. The amounts shown in column (g) for Mr. Nurse also reflect $32,379, $26,910 and $30,988 of commuting expense for 2025, 2024 and 2023, respectively, and for Mr. Bassoul also reflect $59,392 and $25,373 of commuting expense for 2025 and 2024, respectively. Commuting costs include the cost of accommodations and transportation in connection with travel to Company offices. The amounts shown in column (g) for Mr. Zimmerman, Mr. Bassoul and Mr. White also reflect health continuation benefits as a part of their termination benefits totaling $44,460, $19,924 and $43,534, respectively, and related tax gross up totaling $22,639, $12,927 and $35,947, respectively, in 2025. For additional discussion of contributions that we make for our named executive officers under our Retirement Savings Plan and of perquisites we provide our named executive officers, see Compensation Discussion and Analysis - Elements of Executive Compensation - Retirement Programs and Compensation Discussion and Analysis - Elements of Executive Compensation - Perquisites.

40 / 2026 Proxy Statement | Six Flags Entertainment Corporation

SUMMARY COMPENSATION TABLE

Mr. Zimmerman, Mr. Bassoul, Mr. White and Ms. Sauls were terminated without cause during a post-Merger change in control period from the Company on December 8, 2025, December 31, 2025, May 2, 2025 and June 20, 2025, respectively. The amounts in column (g) for Mr. Zimmerman, Mr. Bassoul, Mr. White and Ms. Sauls also reflect cash severance payments totaling $8,250,000, $7,750,000, $2,070,000 and $1,980,000, respectively, in accordance with their employment agreements. Mr. Zimmerman, Mr. Bassoul, Mr. White and Ms. Sauls also received full and immediate vesting of their equity awards under the Omnibus Plan and all Rollover Equity in connection with their terminations of employment, the value of which is not included in their 2025 Summary Compensation Table amounts. The equity that vested in connection with these NEOs’ terminations of employment (and approximate value) were as follows: for Mr. Zimmerman, approximately $8,583,366 in value, representing the value of an aggregate 560,272 shares of common stock based on the closing price of our common stock on the day before termination and $53,300 in accrued cash dividends; for Mr. Bassoul, approximately $4,003,740 in value, representing the value of 261,000 shares of common stock based on the closing price of our common stock on the day before termination and $688,500 in accrued cash dividends; for Mr. White, approximately $1,781,060 in value, representing the value of an aggregate 51,004 shares of common stock based on the closing price of our common stock on the day before termination and $6,911 in accrued cash dividends; and for Ms. Sauls, approximately $1,821,402 in value, representing the value of an aggregate of 60,033 shares of common stock based on the closing price of our common stock on the day before termination and $22,967 in accrued cash dividends.

(4)	The amount in column (c) for Mr. Zimmerman includes a vacation payout totaling $21,154, which was paid in accordance with his employment agreement.

(5)	Reflects the $1,500,000 cash portion of Mr. Bassoul’s merger completion award paid out upon the close of the Merger.

(6)

Pursuant to the merger agreement and prior to the Merger, 246,426 of legacy Six Flags’ restricted stock units and 300,000 of then-outstanding legacy Six Flags’ performance stock units held by Mr. Bassoul were settled in restricted shares of legacy Six Flags common stock. In addition, Mr. Bassoul held 62,370 restricted shares of legacy Six Flags common stock pursuant to his merger completion award in December 2023. At the time of the Merger, such legacy Six Flags’ restricted shares fully vested and converted into shares of the Company’s common stock pursuant to the Six Flags exchange ratio in the merger agreement. Amounts for Mr. Bassoul include $11,725,817 in incremental fair value attributed to such legacy Six Flags awards paid out on July 1, 2024.

(7)

Mr. White’s 2023 compensation is not included because he was not a named executive officer in 2023, and Ms. Sauls’ 2024 compensation is not included because she was not a named executive officer in 2024.

(8)

Mr. White received a $250,000 Merger Completion Award which was paid following the close of the Merger. The amount in column (d) for Ms. Sauls reflects the second 50% payment of a $225,000 merger completion award.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 41

GRANTS OF PLAN-BASED AWARDS TABLE

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)	(k)	(l)
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards								All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/unit)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares (#)

Reilly	12/08/25	—		—		—		106,565	(2)	319,693	(2)	319,693	(2)	—		—	—	$3,209,718

	12/08/25	—		—		—		—		—		—		159,847	(3)	—	—	$2,500,007

Zimmerman	02/05/25	—		—		—		33,769	(4)	135,074	(4)	270,148	(4)	—		—	—	$5,950,010

	02/05/25	—		—		—		—		—		—		57,889	(5)	—	—	$2,550,010

		$412,500	(1)	$1,650,000	(1)	$3,300,000	(1)	—		—		—		—		—	—	—

Witherow	02/05/25	—		—		—		10,925	(4)	43,700	(4)	87,400	(4)	—		—	—	$1,924,985

	02/05/25	—		—		—		—		—		—		18,729	(5)	—	—	$825,012

		$167,500	(1)	$670,000	(1)	$1,340,000	(1)	—		—		—		—		—	—	—

Fisher	02/05/25	—		—		—		13,508	(4)	54,030	(4)	108,060	(4)	—		—	—	$2,380,022

	02/05/25	—		—		—		—		—		—		23,156	(5)	—	—	$1,020,022

		$234,375	(1)	$937,500	(1)	$1,875,000	(1)	—		—		—		—		—	—	—

Nurse	02/05/25	—		—		—		8,343	(4)	33,371	(4)	66,742	(4)	—		—	—	$1,469,993

	02/05/25	—		—		—		—		—		—		14,302	(5)	—	—	$630,003

		$150,000	(1)	$600,000	(1)	$1,200,000	(1)	—		—		—		—		—	—	—

Bassoul		$775,000	(1)	$2,325,000	(1)	$4,650,000	(1)	—		—		—		—		—	—	—

White	02/05/25	—		—		—		2,503	(4)	10,011	(4)	20,022	(4)	—		—	—	$440,985

	02/05/25	—		—		—		—		—		—		4,291	(5)	—	—	$189,019

		$92,000	(1)	$368,000	(1)	$736,000	(1)	—		—		—		—		—	—	—

Sauls	02/05/25	—		—		—		2,463	(4)	9,852	(4)	19,704	(4)	—		—	—	$433,981

	02/05/25	—		—		—		—		—		—		4,222	(5)	—	—	$185,979

		$88,000	(1)	$352,000	(1)	$704,000	(1)	—		—		—		—		—	—	—

(1)

Amounts reflect possible payouts under the 2025 cash incentive awards based on Company Constant Currency Modified EBITDA goals. The threshold, target and maximum opportunities in column (c), (d) and (e), respectively, assume achievement of the threshold, target or maximum level of the Company performance goals. Mr. Reilly was not eligible to receive 2025 cash incentive awards due to his hire date in December 2025. See Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentive Awards and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Cash Incentive Awards.

(2)

Amounts represent performance stock units awarded upon Mr. Reilly’s hire. The performance stock units are contingent upon the level of achievement of specified stock price goals through the third anniversary of the grant date. The threshold and target potential number of performance stock units that could have been earned are set forth in columns (f) and (g), respectively. The target potential number of performance stock units that could be earned is also the maximum number of performance stock units that could be earned. See Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance-Based Equity Awards.

(3)

Amounts represent restricted stock awarded upon Mr. Reilly’s hire. The restricted stock will vest in equal annual installments on the anniversary of the grant date over a three-year period. See Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Stock and Restricted Stock Unit Awards.

(4)

Amounts reflect multi-year performance stock units for the January 1, 2025 - December 31, 2027 performance period. The threshold, target and maximum potential number of performance stock units that could be earned are set forth in columns (f), (g) and (h), respectively. See Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables – Performance-Based Equity Awards.

(5)

Amounts reflect time-based restricted stock awards. The awards vest ratably over a three-year period beginning in February 2026. See Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Compensation and Narrative to Summary Compensation and Grants of Plan-Based Awards Tables - Restricted Stock and Restricted Stock Unit Awards.

42 / 2026 Proxy Statement | Six Flags Entertainment Corporation

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The description that follows summarizes the terms and conditions of our employment arrangements with our named executive officers. It also summarizes the terms of and the programs under which the compensation reflected in the tables for our named executive officers was awarded. Additional information is provided in the Compensation Discussion and Analysis and Potential Payments upon Termination or Change in Control sections.

EMPLOYMENT AGREEMENTS

We entered into an employment agreement with Mr. Reilly, effective December 8, 2025, for a three-year period subject to automatic renewal for successive one-year periods thereafter. The agreement establishes Mr. Reilly’s base salary at an annual rate of $1,100,000 and provides that his base salary will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. Mr. Reilly’s agreement also provides for the new hire equity grants, comprised of $2,500,000 of restricted stock units, vesting in one-third installments on each of the three anniversaries of the grant date, and $5,000,000 of performance stock units, vesting on the third anniversary of the grant date based on continued service and achievement of specified performance goals. Mr. Reilly’s employment agreement also established the target level for annual cash incentive awards of $5,625,000 and annual equity grants (70% performance stock units and 30% restricted stock) beginning in 2026, with the Board determining specific award terms. Pursuant to the agreement. the Company has also agreed to reimburse him for certain relocation expenses up to a maximum amount of $75,000. The agreement also provides for certain payments and benefits if employment is terminated in certain situations. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of such payments and other potential termination and change in control benefits.

We had an employment agreement with Richard Zimmerman, our former President and Chief Executive Officer, effective July 1, 2024 for a three (3) year term, subject to extension through good faith negotiations between Mr. Zimmerman and the Company. The agreement established Mr. Zimmerman’s base salary at an annual rate of $1,100,000 commencing as of the closing and provided that his base salary will be reviewed from time to time, but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. During his employment period, Mr. Zimmerman was eligible to participate in our cash incentive compensation plans and equity incentive plans, including our 2024 Omnibus Incentive Plan (the “Omnibus Plan”), at a level appropriate to his respective position and performance, as determined by the Board. Per the terms of his employment agreement, his target cash incentive award would be 150% of his base salary. The employment agreement also confirmed Mr. Zimmerman’s initial post-Merger performance stock unit award under the Omnibus Plan with respect to a target number of 163,116 shares of the Company’s common stock. The employment agreement also provides that Mr. Zimmerman would receive an annual equity grant during the term of the agreement with a target value of $8,500,000 on the date of grant, with the terms and conditions of awards to be determined by the Board. The agreement provided that his cash and equity incentive compensation will be reviewed from time to time but will not be subject to decrease except in the event of a reduction applicable to substantially all of our senior executives. See the Potential Payments Upon Termination or Change in Control - Payments and Benefits in Connection with Mr. Zimmerman’s Termination Without Cause section for a detailed description of the payments and benefits Mr. Zimmerman received in connection with his termination without cause during the post-Merger change in control period under his employment agreement.

Our employment agreements with Mr. Witherow (our Chief Financial Officer), Mr. Fisher (our Chief Operating Officer), Mr. Nurse (our Chief Legal and Compliance Officer and Corporate Secretary), Mr. White (our former Chief Commercial Officer) and Ms. Sauls (our former Chief HR, People & Culture Officer) were also effective July 1, 2024. The agreements with Messrs. Witherow, Fisher and Nurse have three (3) year terms, subject to extension by good faith negotiations between the Company and executive. Mr. White entered into an executive release agreement with the Company on March 26, 2025, and his employment with the Company terminated on May 2, 2025. Ms. Sauls entered into an executive release agreement with the Company on June 18, 2025 and her employment with the Company terminated on June 20, 2025. The agreements entitle Messrs. Witherow, Fisher and Nurse, and entitled Mr. White and Ms. Sauls, to receive a specified annual base salary, which will be reviewed from time to time but will not be subject to decrease except in the event of salary reductions applicable to substantially all of our senior executives. The minimum annual base salary amount specified in the agreements effective as of the Merger closing for each executive are as follows: Mr. Witherow ($670,000); Mr. Fisher ($750,000); Mr. Nurse ($600,000); Mr. White ($460,000); and Ms. Sauls ($440,000). During the employment period, each executive is eligible, and Mr. White and Ms. Sauls were eligible, to participate in our cash incentive compensation plans and equity incentive plans, including our Omnibus Plan, at a level appropriate to his or her position and performance, as determined by the Board. Any calendar year cash incentive awards are to be paid to the executive at the same time as our other senior executives and no later than March 15 following the end of the year. The executives generally must be employed on the last day of the year to receive a cash incentive award for that year, but the agreement specifies certain situations where a termination of employment would not result in forfeiture of a cash incentive award.

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Per the terms of their employment agreements, the target annual cash incentive awards for Messrs. Witherow, Fisher and Nurse will be, and for Mr. White and Ms. Sauls would be, 100%, 125%, 100%, 80% and 80%, respectively, of their base salaries each year. Further, their employment agreements provide that Messrs. Witherow, Fisher, Nurse and White, and Ms. Sauls have received an award of performance stock units under the Company’s Omnibus Plan with respect to a target number of 52,773, 65,247, 40,299, 12,090 and 11,898 shares of the Company’s common stock. The employment agreements also provide that Messrs. Witherow, Fisher and Nurse will each receive, and Mr. White and Ms. Sauls would have continued to receive, an annual equity grant during the term of their agreements with a target value of $2,750,000, $3,400,000, $2,100,000, $630,000 and $620,000, respectively, on the date of grant, with the terms and conditions of awards to be determined by the Board. The executives’ cash and equity incentive compensation will be reviewed from time to time but will not be subject to decrease except in the event of a reduction applicable to substantially all of our senior executives. For Mr. Nurse, the Company has also agreed to reimburse him for certain commuting expenses incurred in connection with his travel to our office in Charlotte, North Carolina, including the cost of lodging and transportation.

On November 21, 2025, the Company entered into amendments to employment agreements with Messrs. Witherow, Fisher and Nurse. The amendments provide for, among other things, the payment of a retention bonus to each executive, less applicable tax withholdings, payable in a lump sum on July 1, 2026, subject to continued employment with the Company through such date. See “Other Awards – 2026 Retention Bonus Awards” section further below. The amendments also increased the level of cash severance benefits for one year following the expiration of the change in control protection period that expires on July 1, 2026 (through June 30, 2027) for Messrs. Witherow, Fisher and Nurse.

The agreements also provide for certain payments and benefits if employment is terminated in certain situations. See the Potential Payments Upon Termination or Change in Control section for detailed descriptions of such payments and other potential termination and change in control benefits. See Potential Payments Upon Termination or Change in Control - Payments and Benefits in Connection with Mr. White’s Termination Without Cause for additional information regarding Mr. White’s termination without cause during the post-Merger change in control period. See Potential Payments Upon Termination or Change in Control - Payments and Benefits in Connection with Ms. Sauls’ Termination Without Cause for additional information regarding Ms. Sauls’ termination without cause during the post-Merger change in control period. In addition, each executive is eligible to participate in any benefit and compensation plans that we offer from time to time, including medical, disability, life insurance, 401(k) and deferred compensation plans (excluding any severance or bonus plans not specifically referenced in the executive’s employment agreement), on the same basis as our other senior executives (other than the CEO), and the executive is entitled to annual vacation days and reimbursement for reasonable business expenses incurred in performing his or her duties in accordance with policies that we maintain from time to time.

Our employment agreement with Mr. Bassoul (our former Executive Chairman of the Board) was entered into on July 1, 2024. Mr. Bassoul’s agreement would have continued until the earlier of (i) two years, (ii) the date which the Maximum Level of Adjusted EBITDA (as defined in the Initial Post-Merger Performance Stock Unit Award agreement) is achieved, (iii) the date of termination of his employment for any reason, or (iv) the date on which a change in control occurs. The minimum annual base salary amount specified in the agreement for Mr. Bassoul, effective beginning July 1, 2024, was $1,550,000. During the employment period, Mr. Bassoul was eligible to participate in our cash incentive compensation plans with applicable performance goals reasonably established by the Compensation Committee. Mr. Bassoul’s threshold, target and maximum annual cash incentive opportunity was equal to 50%, 150% and 300%, respectively, of his base salary. See Potential Payments Upon Termination or Change in Control - Payments and Benefits in Connection with Mr. Bassoul’s Termination Without Cause (in a Good Leaver Termination) for additional information regarding Mr. Bassoul’s termination without cause during the post-merger change in control period.

Prior to the Merger, Mr. Bassoul held 246,426 legacy Six Flags’ restricted stock units and had the opportunity to earn up to 1,200,000 shares of legacy Six Flags common stock under legacy Six Flags’ performance stock units. In addition, Mr. Bassoul held 62,370 restricted shares of legacy Six Flags common stock pursuant to his merger completion award in December 2023. Pursuant to the merger agreement, such legacy Six Flags’ restricted stock units and restricted shares, and 300,000 of such then-outstanding legacy Six Flags’ performance stock units held by Mr. Bassoul, were settled in restricted shares of legacy Six Flags common stock. At the time of the Merger, such legacy Six Flags’ restricted shares fully vested and converted into shares of the Company’s common stock pursuant to the Six Flags exchange ratio in the merger agreement. Additionally, pursuant to the terms of his employment agreement, because Mr. Bassoul forfeited the opportunity to earn certain additional performance stock units (900,000) at the closing, the Company granted Mr. Bassoul an Initial Post-Merger Performance Stock Unit Award to allow him to earn up to a specified number of shares of the Company’s common stock based upon post-closing combined Company goals and in amounts commensurate with the pre-Merger performance award opportunities otherwise forfeited at the closing. The Company also agreed to reimburse Mr. Bassoul for certain commuting expenses incurred in connection with his travel to our offices, including the cost of lodging and transportation. The incremental fair value attributed to the converted legacy Six Flags awards are included in fiscal year 2024 of the Summary Compensation Table above.

Each agreement is subject to our Clawback Policy and contains non-competition, confidentiality, non-disparagement and assignment of inventions provisions in favor of the Company that is further described below. Under our Clawback Policy, which applies to all incentive compensation received by a person on or after October 2, 2023, if the Company is required to prepare an accounting restatement, our Board shall require reimbursement or forfeiture of any excess incentive-based compensation

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

received by any executive officer during the three (3) completed fiscal years immediately preceding the date on which the Company is required to make the restatement, regardless of whether any misconduct occurred.

CASH INCENTIVE AWARDS

The amounts reported in column (f) of the Summary Compensation Table represent final payouts, if any, of cash incentive awards for 2025, 2024 and 2023, which were tied to the achievement of performance measures and target award opportunities.

For 2025, the target cash incentive award opportunities were based on constant currency Modified EBITDA before incentive compensation expense financial goals. The threshold, target and maximum cash incentive awards for 2025 are reported in columns (c), (d) and (e), respectively, of the Grants of Plan-Based Awards Table. There were no payouts of the 2025 cash incentive awards to the NEOs based on actual performance achieved. For additional detail regarding our cash incentive award program and the 2025 cash incentive awards (including the percentage of base salary represented by each executive’s target award opportunity, payout scales established, and the payout levels), see Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Incentive Awards.

For 2024, the annual cash incentive awards reflect: (i) awards granted by legacy Cedar Fair to the legacy Cedar Fair NEOs (“legacy Cedar Fair First Half 2024 Cash Incentive Awards”) and awards granted by legacy Six Flags to the legacy Six Flags NEOs (“legacy Six Flags First Half 2024 Cash Incentive Awards”) prior to the Merger (in March and February, respectively); and (ii) second-half awards granted to the named executive officers by the Company following the closing of the Merger (“post-Merger Second Half 2024 Cash Incentive Awards”) after the cancellation of the remaining unpaid portions of the legacy companies’ annual cash incentive awards. For 2024, the target cash incentive award opportunities were based on a target for functional currency Adjusted EBITDA before incentive compensation expense financial goals (for the legacy Cedar Fair First Half 2024 Cash Incentive Awards), Adjusted EBITDA (for the legacy Six Flags First Half 2024 Cash Incentive Awards) and Adjusted EBITDA (for the post-Merger Second Half 2024 Cash Incentive Awards).

For 2023 and for Messrs. Zimmerman, Witherow and Fisher, 90% of the target cash incentive award opportunities were based on a target for legacy Cedar Fair consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 10% of the target cash incentive award opportunities were based upon the achievement of individual performance goals. For 2023 and for Mr. Nurse and Ms. Sauls, 85% of the target cash incentive award opportunities were based on a target for consolidated functional currency Adjusted EBITDA before incentive compensation expense for the year, and 15% of the target cash incentive awards were based upon the achievement of individual performance goals. For 2023, payout of the Adjusted EBITDA portion of the award could range from 0% up to a maximum of 200% of the target award, and specific threshold, target and maximum levels of performance and related payout scales were established. In addition to the threshold, target and maximum levels, there was an additional level for the Adjusted EBITDA portion of the award between target and maximum for which 150% of the target award could be earned, and a 25% threshold payout level to the performance / payout curve for achievement at 91% of target and an additional level in between threshold and target for the Company performance goals for which 50% of that portion of the target award could have been earned. For 2023 and for Mr. Bassoul, 85% of the target cash incentive award opportunity was based on a target for Adjusted EBITDA and 15% of the target cash incentive award opportunity was based on the achievement of guest satisfaction goals. The target payout opportunity for the Adjusted EBITDA performance component required achievement of Adjusted EBITDA that legacy Six Flags had never achieved.

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

The amounts reported in column (e) of the Summary Compensation Table and column (i) of the Grants of Plan-Based Awards Table include grant date fair values of time-based restricted stock and restricted stock units granted to the named executive officers in 2025. The restricted period on the 2025 restricted stock awards will lapse upon the executive’s continuous employment through the applicable vesting dates for all named executive officers other than Mr. Reilly, as follows:

GRANT	2025 RESTRICTED STOCK AWARDS
VESTING DATES	1/3 - February 2026 (1)
1/3 - February 2027
1/3 - February 2028

(1)	Vested prior to the date of this proxy statement.

Mr. Reilly was awarded a restricted stock unit award on December 8, 2025 upon his hire. The award vests in equal annual installments on the anniversary of the grant date over a three-year period.

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

The executive is unable to sell, transfer, pledge or assign restricted stock or restricted stock units during the applicable restricted period and will not receive any payments or any Company dividends during that period, but the executive may vote restricted stock during the restricted period. The restricted stock also accumulates dividend equivalents during the restricted period in the same form as any such dividends. The restricted stock units are not eligible for voting and do not accumulate dividend equivalents. Upon the expiration of the applicable restricted period, the restricted stock and restricted stock units will thereafter be unrestricted and any accrued dividend equivalents, if applicable, will be paid promptly. An executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in certain scenarios as described in the Potential Payments Upon Termination or Change in Control section of this proxy statement. For additional detail regarding these awards, see Compensation Discussion and Analysis – Elements of Executive Compensation - Long-Term Incentive Compensation. Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment.

LEGACY CEDAR FAIR RESTRICTED UNIT AWARDS

The amounts reported in column (e) of the Summary Compensation Table include grant date fair values of time-based restricted unit grants to the legacy Cedar Fair named executive officers in 2024 and 2023. At the time of the Merger, pursuant to the merger agreement, the legacy Cedar Fair NEOs’ restricted unit awards were generally converted into corresponding awards related to the Company’s common stock in connection with the Merger closing. The restricted period on the 2024 and 2023 legacy Cedar Fair NEOs’ awards will lapse upon the executive’s continuous employment through the applicable vesting dates, as follows:

GRANT	2023 RESTRICTED UNIT AWARDS	2024 RESTRICTED UNIT AWARDS
VESTING DATES	1/3 - February 2024 (1)	1/3 - March 2025 (1)
	1/3 - February 2025 (1)	1/3 - February 2026 (1)
	1/3 - February 2026 (1)	1/3 - February 2027

(1)	Vested prior to the date of this proxy statement.

The table above does not include the restricted unit new hire award to Ms. Sauls in March 2023, which was scheduled to vest on February 23, 2026.

The executive is unable to sell, transfer, pledge or assign the converted restricted stock during the applicable restricted period and will not receive any payments or previous partnership distributions or any Company dividends during that period, but the executive may vote the restricted stock during the restricted period. The restricted stock accumulates dividend equivalents during the restricted period in the same form as any such dividends. Upon the expiration of the applicable restricted period, the stock will thereafter be unrestricted and any accrued dividend equivalents will be paid promptly. The converted awards remain outstanding and subject to the same terms and conditions as applied to the corresponding legacy Cedar Fair equity award immediately prior to the Merger, except the awards are now subject to the termination and change in control benefits as set forth in the employment agreements (see Potential Payments Upon Termination or Change in Control later in this proxy statement). Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment.

LEGACY SIX FLAGS RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

The amounts reported in column (e) of the Summary Compensation Table also include the incremental fair value attributed to the converted legacy Six Flags awards in fiscal year 2024, and a 62,370 restricted stock closing bonus award to Mr. Bassoul in December 2023, which converted into fully vested shares of Company common stock at the time of the Merger.

PERFORMANCE-BASED EQUITY AWARDS

The amounts reported in column (e) of the Summary Compensation Table and columns (f), (g) and (h) of the Grants of Plan-Based Awards Table include the grant date fair values, calculated in accordance with ASC Topic 718 and based upon the probable outcome of the performance conditions, of performance unit awards and performance stock unit awards, as applicable, granted to our named executive officers in 2025, 2024 and 2023, as applicable.

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

2025-2027 Performance Stock Unit Awards

The 2025-2027 performance stock unit awards are subject to the level of achievement of cumulative un-levered pre-tax free cash flow targets set by the People, Culture & Compensation Committee for the January 1, 2025 through December 31, 2027 performance period. Executives are eligible to receive up to 200% of the target number of potential performance units for the applicable performance period. Payouts are determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level was not achieved. The 2025-2027 performance stock unit awards will be payable in shares of common stock. Dividend equivalent rights are earned on the number of performance stock units that become payable after the grant date and before the payment date of the award. The awards, if earned, will be paid after the end of the performance period. An executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in certain scenarios as described in the Potential Payments Upon Termination or Change in Control section of this proxy statement. For additional detail regarding these awards, see Compensation Discussion and Analysis – Elements of Executive Compensation - Long-Term Incentive Compensation. Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment.

Initial Equity Performance Stock Unit Award to Mr. Reilly

Mr. Reilly was awarded performance stock units upon his hire. The award has a three-year performance period from December 8, 2025 through December 7, 2028 and the level of payout he may earn is tied to the attainment of specified stock price goals. There are three stock price targets, and one-third of the total potential shares are earned upon achievement of each goal (measured using a 30-trading day average). There will be no payout under this award if none of the stock targets are met. Shares that are earned based on the performance goal achievement under Mr. Reilly’s initial performance stock unit award are scheduled to vest, if earned, on the third anniversary of the grant date. No dividend equivalent rights are earned on this award. Mr. Reilly must remain in continuous employment with us through the payment date or will forfeit the entire award, except in certain scenarios as described in the Potential Payments Upon Termination or Change in Control section of this proxy statement. For additional detail regarding this award, see Compensation Discussion and Analysis – Elements of Executive Compensation - Long-Term Incentive Compensation.

Initial Post-Merger Performance Stock Unit Awards

The Initial Post-Merger Performance Stock Unit Awards are subject to the level of achievement of specified trailing-four-quarter Adjusted EBITDA performance goals set by the People, Culture & Compensation Committee for the 12 to 30 months following the closing of the Merger. Executives are eligible to receive up to 200% of the target number of potential performance units for the applicable performance period. Payouts will be determined based on a sliding scale of performance objectives, and no awards will be paid if the threshold performance level is not achieved. The Initial Post-Merger Performance Stock Unit Awards will be payable in shares of common stock if earned. No dividend equivalent rights are earned on these awards. An executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in certain scenarios as described in Potential Payments Upon Termination or Change in Control section of this proxy statement. Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment.

Pre-Merger Awards Converted in Connection with the Merger

At the time of the Merger, pursuant to the merger agreement, the legacy Cedar Fair NEOs’ outstanding performance unit awards converted into corresponding time-based restricted stock units denominated in shares of the Company’s common stock based on the greater of target and actual performance as assessed by the legacy company’s compensation committee. The number of shares of the Company’s common stock subject to such converted award was based on the Cedar Fair exchange ratio in the merger agreement. The converted awards remained outstanding and subject to the same terms and conditions as applied to the corresponding legacy Cedar Fair equity award immediately prior to the Merger, except the awards are no longer subject to future performance-based vesting conditions (but remain subject to service-based vesting conditions) and are now subject to the termination and change in control benefits as set forth in the employment agreements (see Potential Payments Upon Termination or Change in Control later in this proxy statement).

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NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Legacy Cedar Fair 2024-2026 Performance Unit Awards. The legacy Cedar Fair 2024 performance unit awards were subject to the level of achievement of cumulative Adjusted EBITDA and un-levered pre-tax free cash flow targets for the January 1, 2024 through December 31, 2026 performance period. Executives were eligible to receive up to 125% of the target number of potential performance units for the applicable performance period. At the time of the Merger, the 2024 performance unit awards converted into corresponding time-based restricted stock units denominated in shares of the Company’s common stock at target. Dividend equivalent rights are earned in cash on the number of restricted stock units that become payable after the grant date and before the payment date of the award. The converted amounts under the 2024 performance unit awards will be paid in shares of common stock after the end of the original performance period. An executive must remain in continuous employment with us through the payment date or will forfeit the entire award, except in certain scenarios as described in the Potential Payments Upon Termination or Change in Control section of this proxy statement. Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment.

Legacy Cedar Fair 2023-2025 Performance Unit Awards. The legacy Cedar Fair 2023 performance unit awards were subject to the level of achievement of cumulative un-levered pre-tax free cash flow versus the target for the January 1, 2023 through December 31, 2025 performance period. Executives were eligible to receive up to 200% of the target number of potential performance units for the applicable performance period. At the time of the Merger, the 2023 performance unit awards converted into corresponding time-based restricted stock units denominated in shares of the Company’s common stock at target. Dividend equivalent rights were earned on the number of converted restricted stock units that become payable after the grant date and before the payment date of the award. The converted time-based restricted stock units vested and were paid during the first quarter of 2026. Messrs. Zimmerman’s and White’s and Ms. Sauls’ awards vested in connection with their terminations of employment as described in Potential Payments Upon Termination or Change in Control section of this proxy statement.

OTHER AWARDS

Merger Completion Awards

Legacy Cedar Fair approved transaction-based awards (the “Merger Completion Awards”) to the legacy Cedar Fair NEOs to recognize their efforts in driving to a successful completion of the Merger. Upon the closing of the Merger, the Merger Completion Awards were converted into corresponding awards denominated in shares of the combined Company’s common stock, based on the Cedar Fair exchange ratio set forth in the merger agreement. A portion of the restricted stock underlying Mr. Zimmerman’s Merger Completion Awards was granted in February 2024.

Since the consummation of the business combination was not deemed probable under ASC Topic 718, the grant date fair value of the unit-based Merger Completion Awards is reflected as $0 in the Unit and Stock Awards column (e) of the Summary Compensation Table.

2026 Retention Bonus Awards

In November 2025, in connection with the amendments to their award agreements, Messrs. Witherow, Fisher and Nurse were awarded retention bonuses that provide for a cash bonus payment on July 1, 2026 if the executive remains employed with the Company through that date. The retention bonus amounts reflect one times annual salary and are: (i) Mr. Witherow - $670,000; (ii) Mr. Fisher - $750,000 and (iii) Mr. Nurse - $600,000. If paid, these retention bonus awards will be reported in the Summary Compensation Table for the 2026 fiscal year.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025

	Stock Awards
(a)	(b)		(c)		(d)		(e)

Name	Number of Shares of Common Stock That Have Not Vested (#) (1)		Market Value of Shares of Common Stock That Have Not Vested ($) (2)		Equity Incentive Plan Awards: Number of Unearned Shares of Common Stock or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares of Common Stock or Other Rights That Have Not Vested ($)

Reilly	159,847	(3)	$2,452,053	(3)

					319,693	(4)	$4,904,091	(4)

Zimmerman (12)

Witherow	3,342	(5)	$57,282	(5)

	6,992	(6)	$109,355	(6)

	18,729	(7)	$287,303	(7)

	24,405	(8)	$374,373	(8)

	24,476	(9)	$382,805	(9)

					10,925	(10)	$167,590	(10)

					13,193	(11)	$202,381	(11)

Fisher	3,826	(5)	$65,578	(5)

	8,006	(6)	$125,214	(6)

	23,156	(7)	$355,213	(7)

	27,940	(8)	$428,600	(8)

	28,020	(9)	$438,233	(9)

					13,508	(10)	$207,213	(10)

					16,312	(11)	$250,226	(11)

Nurse	1,729	(5)	$29,635	(5)

	4,822	(6)	$75,416	(6)

	14,302	(7)	$219,393	(7)

	12,623	(8)	$193,637	(8)

	16,880	(9)	$264,003	(9)

					8,343	(10)	$127,982	(10)

					10,075	(11)	$154,551	(11)

Bassoul					261,000	(11)	$4,692,240	(11)

White (12)

Sauls (12)

(1)	Column includes restricted stock units and restricted stock.

(2)

The market values for shares of restricted stock or restricted stock units were calculated by multiplying the closing market price of our stock on December 31, 2025 as reported on the NYSE ($15.34), by the number of restricted stock or restricted stock units in column (b), and adding to that the amount of cash distribution equivalents accumulated on the restricted stock or restricted stock units from the grant date of the award through December 31, 2025.

(3)	Amounts represent restricted stock awarded upon Mr. Reilly’s hire. The restricted stock will vest in equal annual installments over a three-year period.

(4)

Amounts represent performance stock units awarded upon Mr. Reilly’s hire. The performance stock units are contingent upon the level of achievement of specified stock price goals through the third anniversary of the grant date. Market value

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2025

reported in column (e) was calculated by multiplying the target number of shares that may be earned set forth in column (d) by the closing market price of our stock as of December 31, 2025.

(5)

Amounts represent 2023 restricted units awarded that were converted into restricted stock upon the close of the Merger. These awards vested and were paid on February 23, 2026. These restricted units accumulated distribution equivalents during the restricted period that were payable in the same form as accrued when the awards vested. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (c) as all distribution equivalents on the restricted units were accrued in cash.

(6)

Amounts represent 2024 restricted units awarded that were converted into restricted stock upon the close of the Merger. One half of these restricted units vested on February 23, 2026 and the remaining one half will vest on February 22, 2027. These restricted units accumulate distribution equivalents during the restricted period that will be payable in the same form as accrued when the awards vest. Distribution equivalents accumulated as of the fiscal year-end are reflected only in column (c) as all distribution equivalents on the restricted units have been accrued in cash.

(7)

Amounts represent 2025 restricted stock awarded. One-third of this restricted stock vested on February 23, 2026, and one-third will vest on February 22, 2027 and February 28, 2028. Dividend equivalent rights accumulate during the restricted period that will be payable in the same form as accrued when the awards vest, if and to the extent that the Company makes dividends during the restricted period.

(8)

Amounts represent 2023 performance units that were converted into restricted stock units upon close of the Merger at the higher of target or actual performance. The 2023 performance units were contingent upon the level of achievement of cumulative un-levered pre-tax free cash flow versus the target during the period from January 2023 through December 2025. The amounts set forth in column (b) include the units and distribution equivalents earned as of December 31, 2025 totaling the target payout, or 100%. These converted awards were paid during the first quarter of 2026. Market value reported in column (c) is calculated by multiplying the actual number of units and distribution equivalent units earned through December 31, 2025 set forth in column (b) by the closing market price of our stock as of December 31, 2025.

(9)

Amounts represent 2024 performance units that were converted into restricted stock units upon close of the Merger at the higher of target or actual performance. The 2024 performance units were contingent upon the level of achievement of cumulative un-levered pre-tax free cash flow and cumulative consolidated Adjusted EBITDA versus the targets during the period from January 2024 through December 2026. The amounts set forth in column (b) include the units and distribution equivalents earned as of December 31, 2025 totaling the target payout, or 100%. These converted awards will be payable during the first quarter of 2027. Market value reported in column (c) is calculated by multiplying the actual number of units and distribution equivalent units earned through December 31, 2025 set forth in column (b) by the closing market price of our stock as of December 31, 2025.

(10)

Amounts represent 2025 performance stock units. The 2025 performance stock units are contingent upon the level of achievement of cumulative un-levered pre-tax free cash flow during the period from January 2025 through December 2027. The units earned upon closing will be payable in the first quarter of 2028. Market value reported in column (e) was calculated by multiplying the threshold number of shares that may be earned set forth in column (d) by the closing market price of our stock as of December 31, 2025.

(11)

Amounts represent performance stock units granted following the close of the Merger for a performance period that ends December 31, 2026. The awards are contingent upon the level of achievement of trailing four quarter Adjusted EBITDA versus the targets set forth in the agreement. The units earned upon closing will be payable in the first quarter of 2027. Market value reported in column (e) was calculated by multiplying the threshold number of shares that may be earned set forth in column (d) by the closing market price of our stock as of December 31, 2025.

(12)

Mr. Zimmerman, Mr. White, and Ms. Sauls had no outstanding equity awards as of December 31, 2025 as their outstanding equity awards vested upon their terminations from the Company. See Potential Payments Upon Termination or Change in Control section of this proxy statement for additional information regarding their terminations without cause during the post-Merger change in control period.

50 / 2026 Proxy Statement | Six Flags Entertainment Corporation

STOCK VESTED IN 2025

	Stock Awards

(a)	(b)		(c)

Name	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)
Reilly	—	—	—	—

Zimmerman	7,650	(2)	$344,939	(2)

	11,526	(3)	$519,707	(3)

	12,057	(4)	$427,059	(4)

	90,191	(5)	$4,066,712	(5)

	113,306	(6)	$5,108,968	(6)

	23,679	(7)	$921,592	(7)

	45,529	(8)	$1,507,465	(8)

	11,526	(11)	$176,578	(11)

	24,114	(11)	$369,426	(11)

	57,889	(11)	$886,859	(11)

	84,155	(11)	$1,289,255	(11)

	84,398	(11)	$1,292,977	(11)

	135,074	(11)	$2,069,334	(11)

	163,116	(11)	$2,498,937	(11)

Witherow	2,481	(2)	$111,868	(2)

	3,342	(3)	$150,691	(3)

	3,498	(4)	$123,899	(4)

	24,193	(5)	$1,090,862	(5)

	36,749	(6)	$1,657,012	(6)

	25,497	(8)	$844,206	(8)

Fisher	2,797	(2)	$126,117	(2)

	3,826	(3)	$172,514	(3)

	4,003	(4)	$141,786	(4)

	27,286	(5)	$1,230,326	(5)

	41,438	(6)	$1,868,439	(6)

	50,000	(9)	$1,279,500	(9)

	25,497	(8)	$844,206	(8)

Nurse	1,238	(2)	$55,821	(2)

	1,729	(3)	$77,961	(3)

	2,412	(4)	$85,433	(4)

	10,320	(5)	$465,329	(5)

	18,336	(6)	$826,770	(6)

	10,000	(12)	$450,900	(12)

	12,748	(8)	$422,086	(8)

Bassoul	261,000	(11)	$4,003,740	(11)

Six Flags Entertainment Corporation | 2026 Proxy Statement / 51

STOCK VESTED IN 2025

	Stock Awards

(a)	(b)		(c)

Name	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)

White	608	(2)	$27,415	(2)

	801	(3)	$36,117	(3)

	2,027	(4)	$71,796	(4)

	5,931	(5)	$267,429	(5)

	5,789	(6)	$261,026	(6)

	6,000	(10)	$270,540	(10)

	801	(11)	$27,971	(11)

	4,050	(11)	$141,426	(11)

	4,291	(11)	$149,842	(11)

	3,762	(11)	$131,369	(11)

	14,179	(11)	$495,131	(11)

	10,011	(11)	$349,584	(11)

	13,910	(11)	$485,737	(11)

Sauls	1,141	(3)	$51,448	(3)

	1,207	(4)	$42,752	(4)

	1,141	(11)	$34,618	(11)

	2,410	(11)	$73,119	(11)

	4,222	(11)	$128,095	(11)

	8,278	(11)	$251,155	(11)

	8,440	(11)	$256,070	(11)

	9,852	(11)	$298,910	(11)

	13,690	(11)	$415,355	(11)

	12,000	(11)	$364,080	(11)

(1)

The amounts in column (b) reflect the total number of restricted stock / units and performance stock units that vested for each executive in 2025. The amounts in column (c) do not reflect accrued distribution equivalents in the form of cash for restricted stock / units and certain performance stock units.

(2)

Reflects the vesting and related value of one-third of the 2022 restricted unit awards (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), each named executive officer also received distribution equivalents in the form of cash for these awards as follows: Mr. Zimmerman ($18,360), Mr. Witherow ($5,954), Mr. Fisher ($6,713), Mr. Nurse ($2,971) and Mr. White ($1,459).

(3)

Reflects the vesting and related value of one-third of the 2023 restricted unit awards (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), each named executive officer also received distribution equivalents in the form of cash for these awards as follows: Mr. Zimmerman ($20,747), Mr. Witherow ($6,016), Mr. Fisher ($6,887), Mr. Nurse ($3,112), Mr. White ($1,442) and Ms. Sauls ($1,712).

(4)

Reflects the vesting and related value of one-third of the 2024 restricted unit awards (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), each named executive officer also received distribution equivalents in the form of cash for these awards as follows: Mr. Zimmerman ($3,617), Mr. Witherow ($1,049), Mr. Fisher ($1,201), Mr. Nurse ($724), Mr. White ($608) and Ms. Sauls ($362).

(5)

Reflects the vesting and related value of restricted stock units that represent as-converted in the Merger remaining 2021-2025 performance unit awards and includes additional shares credited as a result of reinvestment of distribution equivalents. All participants received the value in shares. The value realized on the vesting of these awards is equal to the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting.

52 / 2026 Proxy Statement | Six Flags Entertainment Corporation

STOCK VESTED IN 2025

(6)

Reflects the vesting and related value of restricted stock units that represent the as-converted in the Merger 2022 performance unit awards and includes additional units credited as a result of reinvestment of distribution equivalents. All participants received the value in shares. The value realized on the vesting of these awards is equal to the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting.

(7)

Reflects the vesting and related value of 50% of an additional Merger Completion Award granted in February 2024 to Mr. Zimmerman. 50% of the equity was payable 12 months after the grant date and the other 50% was payable on June 4, 2025. Award vesting was subject to both the completion of the Merger and the continuous employment requirements of the awards. The value realized on the vesting of these awards is equal to the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), Mr. Zimmerman also received distribution equivalents in the form of cash for this award totaling $14,207.

(8)

Reflects the vesting and related value of 50% of the Merger Completion Awards granted in December 2023. 50% of the equity was payable 12 months after the grant date and the other 50% was payable on June 4, 2025. Award vesting was subject to both the completion of the Merger and the continuous employment requirements of the awards. The value realized on the vesting of these awards is equal to the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), each named executive officer also received distribution equivalents in the form of cash for these awards as follows: Mr. Zimmerman ($40,976), Mr. Witherow ($22,947), Mr. Fisher ($22,947) and Mr. Nurse ($11,473).

(9)

Reflects the vesting and related value of the August 2022 restricted unit award granted to Mr. Fisher in recognition of Mr. Fisher’s leadership and efforts in completing the sale of the land at California’s Great America (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), Mr. Fisher also received distribution equivalents in the form of cash for this award totaling $120,000.

(10)

Reflects the vesting and related value of one-half of the February 2022 restricted unit retention award to Mr. White (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), Mr. White also received distribution equivalents in the form of cash for this award totaling $14,400.

(11)

Reflects the vesting and related value of then-outstanding equity awards for Mr. Zimmerman, Mr. Bassoul, Mr. White and Ms. Sauls upon their departures from the Company. The value realized on the vesting of these awards is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), Mr. Zimmerman, Mr. Bassoul, Mr. White and Ms. Sauls also received distribution equivalents in the form of cash for these awards totaling $53,300, $688,500, $6,911 and $22,967, respectively.

(12)

Reflects the vesting and related value of the November 2021 restricted unit new hire award granted to Mr. Nurse (as converted to restricted stock at the time of the Merger). The value realized on the vesting of this award is calculated as the number of shares vested multiplied by the closing price of our shares on the NYSE on the day before the date of vesting. In addition to the amounts in column (c), Mr. Nurse also received distribution equivalents in the form of cash for this award totaling $24,000.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 53

PAY VERSUS PERFORMANCE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

							Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO #1 (1)	Compensation Actually Paid to PEO #1 (1)	Summary Compensation Table Total for PEO #2 (1)	Compensation Actually Paid to PEO #2 (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non- PEO NEOs (2)	Total Stockholder Return (3)	Peer Group Total Stockholder Return (TSR) (3)	Net Income (Loss) (in thousands) (4)	Adjusted EBITDA (in thousands) (4)(5)
2025	$17,931,119	$4,458,935	$5,782,054	$7,428,472	$4,277,852	$1,391,587	$27.95	$86.21	$(1,549,466)	$792,010
2024	$9,113,602	$16,356,818	$20,358,969	$20,103,189	$3,081,041	$4,467,664	$87.79	$110.36	$(206,665)	$875,291
2023	$6,535,516	$5,806,727	—	—	$1,848,506	$1,603,003	—	—	$124,559	$527,672
2022	$7,285,782	$8,372,850	—	—	$3,013,407	$3,296,205	—	—	$307,668	$551,953
2021 (6)	$9,991,165	$10,624,247	—	—	$2,933,892	$2,962,471	—	—	$(48,518)	$324,641

(1)
Mr. Zimmerman was the primary executive officer (PEO #1) in all periods presented as the Former Chief Executive Officer of the combined
Company and legacy Cedar Fair. For 2025, Mr. Reilly has also been included as a primary executive officer (PEO #2) as he was hired to replace Mr. Zimmerman in December 2025. For 2024, Mr. Bassoul has also been included as a primary executive officer (PEO #2) as he was the primary executive officer of legacy Six Flags prior to the Merger. Compensation Actually Paid to Mr. Zimmerman, Mr. Reilly and Mr. Bassoul is derived from the Summary Compensation Table total for each fiscal year by making the following deductions and additions for the periods presented:

PEO#1	2025	2024	2023	2022	2021

Summary Compensation Table total	$17,931,119	$9,113,602	$6,535,516	$7,285,782	$9,991,165

Less:

Grant date fair value of awards reported in Summary Compensation Table	(8,500,020)	(6,846,877)	(4,999,979)	(4,375,035)	(6,716,340)

Plus:

Fair value of awards granted during the current year that were outstanding and unvested as of the end of the fiscal year	—	8,916,451	4,682,828	5,439,517	6,473,209

Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the fiscal year	—	5,678,266	(785,718)	(318,879)	596,903

Change in fair value of awards granted in prior years that vested in the fiscal year	(7,928,357)	(655,375)	305,629	315,429	115,847

Grant date fair value of awards that were granted and vested in the same year	2,956,193	—	—	—	163,463

Distributions paid on restricted unit awards in the fiscal year	—	150,751	68,451	26,036	—

Compensation Actually Paid	$4,458,935	$16,356,818	$5,806,727	$8,372,850	$10,624,247

PEO#2	2025	2024	2023	2022	2021

Summary Compensation Table total	$5,782,054	$20,358,969	$—	$—	$—

Less:

Grant date fair value of awards reported in Summary Compensation Table	(5,709,725)	(15,125,995)	—	—	—

Plus:

Fair value of awards granted during the current year that were outstanding and unvested as of the end of the fiscal year	7,356,143	3,144,398	—	—	—

Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the fiscal year	—	—	—	—	—

Change in fair value of awards granted in prior years that vested in the fiscal year	—	—	—	—	—

Grant date fair value of awards that were granted and vested in the same year	—	11,725,817	—	—	—

Distributions paid on restricted unit awards in the fiscal year	—	—	—	—	—

Compensation Actually Paid	$7,428,472	$20,103,189	$—	$—	$—

(2)
The 2025
non-primary
executive officer named executive officers
(“Non-PEO
NEOs”) included Messrs. Witherow, Fisher, Nurse, Bassoul and White and Ms. Sauls. The 2024
non-primary
executive officer named executive officers included Messrs. Witherow, Fisher, Nurse, White, and Mick. The 2023
Non-PEO
NEOs included Messrs. Witherow, Fisher, and Nurse, Ms. Sauls, and Kelley Ford, Former Executive Vice President and Chief Marketing Officer. The 2022
Non-PEO
NEOs included Messrs. Witherow, Fisher and Nurse and Ms. Ford. The 2021
Non-PEO
NEOs included Messrs. Witherow and Fisher, Ms. Ford, Mr. Craig Heckman, former Executive Vice President, Human Resources, and Mr. Duffield Milkie, former Executive Vice President and General Counsel. Compensation Actually Paid to
Non-
PEO

54 / 2026 Proxy Statement | Six Flags Entertainment Corporation

PAY VERSUS PERFORMANCE

NEOs is derived from the average Summary Compensation Table Total for each fiscal year by making the following deductions and additions for the periods presented:

Non-PEO NEOs	2025	2024	2023	2022	2021

Summary Compensation Table total	$4,277,852	$3,081,041	$1,848,506	$3,013,407	$2,933,892

Less:

Grant date fair value of awards reported in Summary Compensation Table	(1,583,333)	(1,965,689)	(1,137,933)	(1,678,512)	(1,551,155)

Plus:

Fair value of awards granted during the current year that were outstanding and unvested as of the end of the fiscal year	143,651	1,689,262	940,386	1,925,121	1,188,835

Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the fiscal year	(1,067,429)	1,294,732	(153,589)	(109,154)	279,877

Change in fair value of awards granted in prior years that vested in the fiscal year	(533,559)	(124,659)	75,117	128,793	60,055

Grant date fair value of awards that were granted and vested in the same year	154,405	451,765	—	—	50,967

Distributions paid on restricted unit awards in the fiscal year	—	41,212	30,516	16,550	—

Compensation Actually Paid	$1,391,587	$4,467,664	$1,603,003	$3,296,205	$2,962,471

(3)
Consistent with
Regulation
S-K
Section 203(e)(3), the amounts set forth under the headings “Total Shareholder Return” and “Peer Group Total Shareholder Return” reflect the value of a hypothetical initial investment of $100 made on July 2, 2024 (the date that the Company’s common stock was registered under Section 12 of the Exchange Act) into, with respect to Company Total Shareholder Return, the Company, and with respect to Peer Group Total Shareholder Return, S&P Leisure Facilities Index. Because the class of Company securities currently registered under Section 12 of the Exchange Act is not the same class of Company securities that was registered in the periods prior to the Merger (including fiscal years 2023, 2022 and 2021), neither Company Total Shareholder Return nor Peer Group Total Shareholder Return are presented for such periods.

(4)
Legacy Cedar Fair has been determined to be the accounting acquirer for financial statement purposes. Accordingly, net income (loss) and Adjusted EBITDA reflect combined operations for July 1, 2024 through December 31, 2024 and fiscal year 2025, and include only legacy Cedar Fair’s results (before giving effect to the Merger) for 2021 through 2023 and the first six months of 2024.

(5)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash
items, and adjustments as defined in our credit agreement, minus net income attributable to non-controlling
interests. See the discussion under Compensation Discussion and Analysis – Compensation Performance Measures. Adjusted EBITDA is reported as the Company-selected measure but may not have been the most important measure for prior periods and the Company-selected measure may be a different measure in future years.

(6)	The COVID-19 pandemic had a material impact on our business in 2021.

DISCLOSURES CONCERNING PAY VERSUS PERFORMANCE
This disclosure is being provided as required by the rules issued by the Securities and Exchange Commission, and certain measures disclosed in the table above and discussed below, including “Compensation Actually Paid,” are calculated in accordance with those rules. The People, Culture & Compensation Committee did not consider these measures (other than Adjusted EBITDA) or calculations in setting compensation for the named executive officers or for linking executive compensation with Company performance for 2025 or any prior periods. For a description of the People, Culture & Compensation Committee’s processes, policies, and considerations when setting compensation and evaluating performance
, please see Compensation Discussion and Analysis - Determining Executive Compensation
.
Relationship Between Company TSR and “Compensation Actually Paid”
For the year ended December 31, 2025, our TSR decreased from $87.79 to $27.95. The “Compensation Actually Paid” to our PEO #1, PEO #2 and
non-PEO
NEOs (on average) in 2025, were $4,458,935, $7,428,472 and $1,391,587, respectively. We use financial metrics in our incentive plans, each of which may indirectly impact our stock price. Accordingly, as the Company’s stock price increases (and TSR likewise increases), we would expect the value of a named executive officer’s long-term incentives to generally increase in correlation. Similarly, as the Company’s stock price decreases, we would expect the value of a named executive officer’s long-term incentives to generally decrease in correlation as it did in 2025 for our PEO #1 and non-PEO
NEOs. The “Compensation Actually Paid” to our PEO #2 was primarily awarded in December 2025 upon the hiring of our PEO #2.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 55

PAY VERSUS PERFORMANCE

Relationship Between Net Income and Adjusted EBITDA and “Compensation Actually
Paid
”
The chart below reflects the relationship between the Compensation Actually Paid to our PEO #1, PEO #2 and
non-PEO
NEOs and net income (loss) and Adjusted EBITDA. Legacy Cedar Fair has been determined to be the accounting acquirer for financial statement purposes. Accordingly, net income (loss) and Adjusted EBITDA reflect combined operations for July 1, 2024 through December 31, 2024 and fiscal year 2025, and include only legacy Cedar Fair’s results (before giving effect to the Merger) for 2021 through 2023 and the first six months of 2024. In addition, the
COVID-19
pandemic had a material impact on our business in 2021.

Comparison Between Company TSR and Peer Group TSR
For the year ended December 31, 2025, our TSR decreased 68%, and the TSR of the S&P Leisure Facilities Index decreased 22% over the same period.
Most Important Financial Measures
The below tabular list identifies the financial measures deemed by the People, Culture & Compensation Committee to be the most important financial measures for linking the compensation of the Company’s named executive officers to the performance of the Company. See the discussion under
Compensation Discussion and Analysis - Compensation Performance Measures
for their definitions.

MOST IMPORTANT FINANCIAL MEASURES
• Adjusted EBITDA • Constant Currency Modified EBITDA before incentive compensation expense • Un-levered Pre-Tax Free Cash Flow

56 / 2026 Proxy Statement | Six Flags Entertainment Corporation

CEO PAY RATIO

SEC rules require us to disclose the median of the annual total compensation of all employees (except our CEO), the annual total compensation of the CEO and the ratio of these two amounts for our last completed fiscal year.

We identified the median employee from a comparison of compensation information for all Company employees as of November 2, 2025 other than the then-current CEO. Given the nature of our business, we rely heavily on seasonal, entry-level employees, some of whom only work one or two months per year, and part-time employees. Consequently, as of the date we determined our median employee, seasonal and part-time employees accounted for 86% of our workforce. To identify the median employee, we used annual earnings reported to taxing authorities (for example, in the United States, information reported on W-2s), and ranked employees from highest to lowest. For purposes of this determination, compensation paid in Canadian dollars and Mexican pesos to our Canadian and Mexican employees were converted to U.S. dollars using Canadian to U.S. dollar and Mexican peso to U.S. dollar exchange rates, consistent with the exchange methodology used in our financial reporting.

Once we found the median employee, we computed the annual total compensation for 2025 for that employee in the same manner as total compensation is determined for the Summary Compensation Table. Accordingly, we determined that the median of the annual total compensation of all employees (except our CEO) was $9,455 for 2025. As of November 2, 2025, Richard Zimmerman held the position of Chief Executive Officer of the Company. Mr. Zimmerman’s compensation for 2025, calculated in the same manner as in the Summary Compensation Table, totaled $17,931,119 and represents an annualized amount due to the timing of his termination. This resulted in an estimated CEO to median employee pay ratio of 1,896:1.

Six Flags Entertainment Corporation | 2026 Proxy Statement / 57

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe and quantify the payments that Messrs. Reilly, Witherow, Fisher and Nurse would receive if employment with us were terminated or if we had a change in control or, in the case of Messrs. Zimmerman, Bassoul, White and Sauls, what they did receive in connection with their respective terminations. These payments and benefits derive from a combination of employment agreements and our Omnibus Plan and related award agreements. In all cases, our severance arrangements, and the timing and amount of payments thereunder, are intended to comply with the requirements of Section 409A of the Code. We have quantified the payments to Messrs. Zimmerman, Bassoul, White and Sauls based on their actual date of termination, and the potential payments to all other NEOs assuming that the termination or change in control occurred on December 31, 2025 and the relevant stock price is the closing market price of our stock on the NYSE on December 31, 2025, which was $15.34 per share of common stock.

Payments to Executives Pursuant to Employment Agreements Other than (i) Within 18 Months Following a Change in Control (for Mr. Reilly only) or (ii) the First 24 Months following the Closing of the Merger or in Connection with a Change in Control (for Messrs. Witherow, Fisher and Nurse only)

The following information summarizes payments that Messrs. Reilly, Witherow, Fisher and Nurse will receive in the event of termination without cause, as a result of death or disability or resignations for good reason, and all other terminations. Descriptions of release requirements and restrictions relating to such payments and benefits, and of certain key defined terms, are provided at the end of this section. For information regarding payments in the event of a change in control, see “Payments for Executives Upon a Termination Following a Change in Control or Within 24 Months Following the Closing of the Merger (for Messrs. Witherow, Fisher and Nurse Only)” below. For additional information regarding payments in the event of retirement, see “Payments upon Retirement under our Employment Agreements” below.

Terminations without Cause or due to Disability and Resignations for Good Reason

If we terminate the employment of Messrs. Reilly, Witherow, Fisher or Nurse without cause or because of a disability, or if any of those executives resign for good reason (in each case, other than in connection with a change in control or twenty four (24) months following the closing of the Merger), Messrs. Reilly, Witherow, Fisher and Nurse would each be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Cash severance payments in an amount equal to two (2) times his base salary and target annual cash incentive compensation payable in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination;

•

If such termination occurs following a disability, the amount of such cash severance payments would be reduced by any payments received from any short- or long-term disability plan maintained by us, where applicable;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his annual cash incentive award for the calendar year of termination, based on actual performance, which amount would be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

An after-tax lump sum for Mr. Reilly, an amount equal to eighteen (18) months, and for Messrs. Witherow, Fisher, and Nurse, an amount equal to twelve (12) months, of premiums Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage premium under our medical plans (less the amount of the executive’s contribution as if he was an active employee);

•

For Mr. Reilly, full vesting in all outstanding equity awards made under the Omnibus Plan that are scheduled to vest within eighteen (18) months after termination. Equity awards that vest under this provision would be paid or vest on the scheduled payment date under the award agreement based on actual performance without regard to the continuous employment requirements or proration;

•

For Messrs. Witherow, Fisher, and Nurse, full vesting in the Rollover Equity and any equity awards made under Omnibus Plan, that are scheduled to vest within eighteen (18) months after termination based on actual performance, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options, if any, that vest under this provision would be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options, if any, that

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

vest within the eighteen (18) month period would terminate 30 calendar days after the vesting date unless exercised; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Death

If the employment of any of Messrs. Reilly, Witherow, Fisher or Nurse is terminated by reason of death, Messrs. Reilly, Witherow, Fisher and Nurse or his legal representatives would be entitled to:

•

Payment of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the termination date, in a lump sum within 30 days following termination;

•

Any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed;

•

A pro-rata portion of his annual cash incentive award for the calendar year of termination, based on actual performance, which amount would be prorated based on the number of days the executive is employed during the applicable year and payable at the same time payment is made to other senior executives and no later than March 15 of the next calendar year;

•

For Mr. Reilly, full vesting in all outstanding equity awards made under the Omnibus Plan that are scheduled to vest within eighteen (18) months after termination based on actual performance. Equity awards that vest under this provision would be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration;

•

For Messrs. Witherow, Fisher, and Nurse, full vesting in the Rollover Equity and any equity awards made under Omnibus Plan, that are scheduled to vest within eighteen (18) months after termination based on actual performance, unless otherwise specifically exempted from vesting by the terms of the underlying award agreement. Equity awards other than options, if any, that vest under this provision would be paid or vest on the scheduled payment date under the award agreement without regard to the continuous employment requirements or proration. Options, if any, that vest within the eighteen (18) month period would terminate 30 calendar days after the vesting date unless exercised; and

•

Payment of the after-tax monthly COBRA continuation coverage premium under our medical plans for the executive’s spouse and eligible dependents (less the amount of the executive’s contribution as if he or she was an active employee) for a period of up to twelve (12) months after executive’s death, if permitted under applicable law; and

•	All other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Terminations Following the Expiration of the Employment Agreements

If the employment agreements of any of Messrs. Witherow, Fisher or Nurse expire, the executive’s severance benefits following the expiration of the term shall be governed by the terms of the Company’s Executive Management and Severance Plan and any other plan or agreement (including any outstanding equity award or incentive plan agreement) which are or may go into effect, which terms shall not be less beneficial than executive severance benefits provided under his employment agreement.

Other Terminations

If the employment of any of Messrs. Reilly, Witherow, Fisher and Nurse is terminated, which we refer to in the tables below as “All Terminations,” the executive or his legal representatives would be entitled to receive a lump sum payment within 30 days following termination consisting of accrued and unpaid base salary, reimbursement of business expenses and payment for accrued and unused vacation days, each as accrued as of the date of termination. The executive also would be entitled to any unpaid annual cash incentive award earned with respect to a calendar year ending on or before the date of termination, payable at the same time payment would have been made had the executive continued to be employed, and all other accrued amounts or benefits the executive is due under our benefit plans, programs or policies (other than severance).

Releases and Restrictions; Certain Definitions

Any termination payments under the employment agreements are subject to execution, timely delivery, and non-revocation of a general release in favor of the Company. In addition, each executive is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions. The employment agreements provide that the non-competition and non-solicitation obligations last, regardless of the reason for termination:

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

•	For Mr. Reilly, for a minimum of twenty four (24) months after termination (or eighteen (18) months if such period is deemed unreasonable by a court of law), then twelve (12) months thereafter.

•

For Messrs. Witherow, Fisher, and Nurse, for a minimum of twelve (12) months after, and last twelve (12) months plus the number of months for which he or she receives severance payments or eighteen (18)-month continued equity vesting, subject to a twenty four (24)-month cap.

Under the employment agreements and Omnibus Plan, “cause” means: (i) the executive’s willful and continued failure to perform his or her duties or follow the lawful direction of the Board (or, for the executives other than Mr. Reilly, the Chief Executive Officer) or a material breach of fiduciary duty after written notice of the failure or breach; (ii) theft or fraud, with regard to the Company or in connection with the executive’s duties; (iii) conviction of (or guilty or no contest plea to) a felony or any lesser offense involving fraud or moral turpitude; (iv) material violation of our code of conduct or similar written policies after written notice specifying the failure or breach; (v) for Messrs. Witherow, Fisher, and Nurse, willful misconduct unrelated to us that has, or is likely to have, a material negative impact on us (economically or our reputation) after written notice specifying the failure or breach; (vi) gross negligence or willful misconduct relating to our affairs; (vii) material breach by the executive of his employment agreement; (viii) a final and non-appealable determination by a court or other governmental body that the executive has materially violated federal or state securities laws; or (ix) a breach or contravention of another employment agreement or other agreement or policy by virtue of the executive’s employment with us or performance of his or her duties, or the existence of any other limitation on his or her activities on our behalf except for confidentiality obligations to former employers.

“Disability” means a physical or mental incapacity or disability that renders or is likely to render the executive unable to perform his material duties for either 180 days in any twelve-month period or 90 consecutive days, as determined by a physician selected by us.

“Good reason” means, without the executive’s express consent: (i)(A) at any time during Mr. Reilly’s employment or (B) during the two-year period following the Closing for Messrs. Witherow, Fisher, and Nurse, any material diminution in his or her responsibilities, authorities or duties; (ii) following the two (2)-year period specified in clause (i)(B), for Messrs. Witherow, Fisher, and Nurse, any material diminution in his responsibilities, authorities or duties, (iii) any material reduction in the executive’s (x) base salary, or (y) target cash incentive opportunity (except in the event of an across the board reduction in base salary or cash incentive opportunity applicable to substantially all of our senior executives); (iv) a material breach of the employment agreement (where applicable) by us; (v) for Mr. Reilly, any adverse change in his reporting relationship with the Board as set forth in his employment agreement; or (vi) for Messrs. Witherow, Fisher, and Nurse, a forced relocation of his place of employment by the greater of seventy (70) miles or the distance constituting a “material change in the geographic location” of the executive’s place of employment under Section 409A. For Messrs. Witherow, Fisher, and Nurse, the events described in (i)(B), (ii) and (iii) and, for Mr. Reilly, the events described in (i)(A) and (iii), would not constitute “good reason” unless the executive notifies us in writing and we fail to cure the situation within the time periods specified in the agreement.

Payments upon Retirement under our Employment Agreements

Upon retirement (as defined in the Omnibus Plan), Mr. Fisher would be entitled to:

•

Vesting of outstanding equity awards under the Omnibus Plan made prior to retirement on the dates as provided in the applicable award agreement (other than the Initial Post-Merger Performance Stock Unit Awards) on a pro-rata basis for eighteen (18) months following retirement, subject to (i) the executive completing the full term of his employment agreement and (ii) providing at least twelve (12) months’ written notice to the Board; and

•

All Rollover Equity shall continue to be subject to the retirement provisions in the applicable legacy Cedar Fair award agreement, with awards subject to time-based vesting criteria vesting in full upon retirement (including awards granted with performance-based vesting criteria that were converted to time-based awards at closing).

Payments for Executives upon a Termination Following a Change in Control or Within 24 Months Following the Closing of the Merger (for Messrs. Witherow, Fisher, and Nurse only)

Our employment agreements with Messrs. Reilly, Witherow, Fisher and Nurse provide for certain benefits and payments in the event of qualifying terminations during, for Mr. Reilly, the eighteen (18)-month period following a change in control and, for Messrs. Witherow, Fisher and Nurse, the twenty four (24)-month period following a change in control or within twenty four (24) months of the closing of the Merger (each a “Change in Control Period”). Each of our award agreements use the “change in control” definition provided by Section 409A of the Code or a definition based on the 409A definition. “Change in control” events include:

•

a change in ownership of the Company which generally would occur when a person or group acquires stock representing more than 50 percent of the total fair market value or total voting power of the Company;

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

•

a change in the effective control of the Company, which could occur even if a change in ownership has not occurred, and would occur if either (i) a person or group acquires stock, all at once or over a period of twelve (12) months, representing 30 percent or more of the total voting power of the Company, or (ii) a majority of our directors will have been replaced during a twelve (12) month period by directors not endorsed by a majority of the Board before the date of appointment or election; or

•

a change in ownership of a substantial portion of the assets of the Company, which would occur if a person or group acquires, all at once or over a period of twelve (12) months, assets from us that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of our assets immediately before the acquisition(s), determined without regard to any liabilities associated with such assets.

Section 409A and its rules contain detailed provisions for determining whether a change in control event has occurred. The above descriptions of change in control events are general summaries only, and we refer you to Section 409A and its rules for additional detail.

Upon termination of the employment of Messrs. Reilly, Witherow, Fisher or Nurse without cause or because of a disability or if the executive resigns for good reason during a Change in Control Period, Messrs. Reilly, Witherow, Fisher and Nurse would be entitled to the payments and benefits described above under Payments to Executives Pursuant to Employment Agreements Other than (i) Within 18 Months Following a Change in Control (for Mr. Reilly only) or (ii) the First 24 Months following the Closing of the Merger or in Connection with a Change in Control (for Messrs. Witherow, Fisher and Nurse only), except that:

•	For Messrs. Witherow, Mr. Fisher, and Mr. Nurse, in lieu of their respective non-change in control severance or base salary continuation, as applicable:

○

Each executive would receive an amount equal to two and one-half (2.5) times the executive’s base salary and target annual cash incentive at the time of termination, payable in a single lump sum on the first regularly scheduled payroll date following the 60th day after the termination; and

○

The executive would have the right to continue medical and dental insurance coverage under COBRA during the thirty (30) month period following the termination, and to receive monthly reimbursement of such COBRA continuation coverage premiums from us, if permitted by applicable law; and

•

For Messrs. Reilly, Witherow, Fisher and Nurse, any equity awards granted under the Omnibus Plan and any Rollover Equity (as applicable) vest upon a qualifying termination (i.e., termination without cause, or disability or resignations for good reason) that occurs during a Change in Control Period. Performance awards are payable at target.

Any lump sum payments made pursuant to the employment agreements in connection with a change in control would be paid on the next regularly scheduled payroll date following the sixtieth day after the termination, subject to the requirements of Section 409A.

Our executive employment agreements cap the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G of the Code at 299% of the base amount (as defined for purposes of Section 280G) (the “280G cap”), if any, following a change in control triggering event. Under our employment agreements, if the present value of the aggregate payments, distributions and benefits provided to or for the executive’s benefit which constitute parachute payments under Section 280G exceeds the 280G cap, then such payments, distributions and benefits are either (i) paid and delivered in full, or (ii) paid and delivered in such lesser amount as would result in no portion of such payments, distributions and benefits being subject to the excise tax, whichever of the foregoing amounts (taking into account the applicable federal, state and local income taxes and the excise tax) results in the receipt on an after-tax basis of materially larger payments, distributions and benefits to the executive as determined by the Company. The Merger did not result in a change in control of legacy Cedar Fair, as defined under Section 280G of the Code. Therefore, the aggregate payments, distributions and benefits provided in the event of a terminations without Cause or due to Disability or due to a resignation for Good Reason within twenty four (24) months following the closing of the Merger are not subject to the 280G provisions as described in this paragraph.

Payments of change in control amounts or provisions of change in control benefits under the employment agreements are conditioned upon the execution and non-revocation of a mutually acceptable separation agreement and release.

Payments and Benefits in Connection with Mr. Zimmerman’s Termination Without Cause

We entered into an executive release agreement (the “Zimmerman Release Agreement”) with Mr. Zimmerman on October 9, 2025 in connection with his termination without cause during a change in control period on December 8, 2025. The Zimmerman Release Agreement provided that he would be entitled to such rights and benefits provided in his employment agreement and performance stock unit agreement (governing the terms of his Initial Post-Merger Performance Stock Units). Specifically, pursuant to the Zimmerman Release Agreement, Mr. Zimmerman received or will receive: (i) his accrued and

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

unpaid base salary, plus accrued employee benefits and any unreimbursed expenses; (ii) full and immediate vesting in all of his equity awards under the Omnibus Plan and all Rollover Equity (approximately $8,583,366 in value, representing the value of an aggregate of 560,272 shares of common stock based on the closing price of our common stock on the day before termination and $53,300 in accrued cash dividends) with the Initial Post-Merger Performance Stock Units and 2025 Performance Stock Units paid at target; (iii) a pro-rata portion of his 2025 cash incentive award ($0); (iv) a cash severance payment of $8,250,000; and (v) an amount equal to thirty six (36) months of after-tax monthly COBRA coverage premiums less the amount of his portion of such premiums determined as if he were an active employee (estimated to be $67,099, including a $22,639 related tax gross up payment). Mr. Zimmerman is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his employment agreement.

Payments and Benefits in Connection with Mr. Bassoul’s Termination Without Cause (in a Good Leaver Termination)

We entered into an executive release agreement (the “Bassoul Release Agreement”) with Mr. Bassoul on December 5, 2025 in connection with his separation as Executive Chairman effective December 31, 2025. The Bassoul Release Agreement provided that he would be entitled to such rights and benefits provided in his employment agreement and performance stock unit agreement (governing the terms of his Initial Post-Merger Performance Stock Units). Specifically, pursuant to the Bassoul Release Agreement, Mr. Bassoul received or will receive: (i) his accrued and unpaid base salary, plus accrued employee benefits and any unreimbursed expenses; (ii) a pro-rata portion of his 2025 cash incentive award based on actual performance ($0); (iii) an amount equal to $19,924 in health care coverage payments, plus a $12,927 related tax gross up payment; (iv) a cash severance payment of $7,750,000; and (v) full and immediate vesting in all of his performance stock units at the target level (approximately $4,003,740 in value, representing the value of an aggregate of 261,000 shares of common stock based on the closing price of our common stock on the day before termination and $688,500 in accrued cash dividends).

We also entered into a Consultant Agreement (the “Bassoul Consultant Agreement”) with Mr. Bassoul beginning January 1, 2026, effective until December 31, 2026 unless sooner terminated. The Bassoul Consultant Agreement provided that, in exchange for certain advisory services, Mr. Bassoul would be entitled to four equal cash payments of $387,500, payable on January 1, April 1, July 1, and October 1, 2026, along with certain pre-approved reasonable and necessary expenses.

Payments and Benefits in Connection with Mr. White’s Termination Without Cause

We entered into an executive release agreement (the “White Release Agreement”) with Mr. White on March 26, 2025 in connection with termination without cause during a change in control period on May 2, 2025. The White Release Agreement provided that he would be entitled to such rights and benefits provided in his employment agreement and performance stock unit agreement (governing the terms of his Initial Post-Merger Performance Stock Units). Specifically, pursuant to the White Release Agreement, Mr. White received or will receive: (i) his accrued and unpaid base salary, plus accrued employee benefits and any unreimbursed expenses; (ii) full and immediate vesting in all of his equity awards under the Omnibus Plan and all Rollover Equity (approximately $1,781,060 in value, representing the value of an aggregate of 51,004 shares of common stock based on the closing price of our common stock on the day before termination and $6,911 in accrued cash dividends) with the Initial Post-Merger Performance Stock Units and 2025 Performance Stock Units paid at target; (iii) his 2024 cash incentive award based on actual performance ($101,016); (iv) a pro-rata portion of his 2025 cash incentive award based on actual performance ($0); (v) a cash severance payment of $2,070,000; and (vi) an amount equal to thirty (30) months of after-tax monthly COBRA coverage premiums less the amount of his portion of such premiums determined as if he were an active employee (estimated to be $79,481, including a $35,947 related tax gross up payment). Mr. White is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in his employment agreement.

Payments and Benefits in Connection with Ms. Sauls’ Termination Without Cause

We entered into an executive release agreement (the “Sauls Release Agreement”) with Ms. Sauls on June 18, 2025 in connection with her termination without cause during a change in control period on June 20, 2025. The Sauls Release Agreement provided that she would be entitled to such rights and benefits provided in her employment agreement and performance stock unit agreement (governing the terms of his Initial Post-Merger Performance Stock Units). Specifically, pursuant to the Sauls Release Agreement, Ms. Sauls received or will receive: (i) her accrued and unpaid base salary, plus accrued employee benefits and any unreimbursed expenses; (ii) full and immediate vesting in all of her equity awards under the Omnibus Plan and all Rollover Equity (approximately $1,821,402 in value, representing the value of an aggregate of 60,033 shares of common stock based on the closing price of our common stock on the day before termination and $22,967 in accrued cash dividends) with the Initial Post-Merger Performance Stock Units and 2025 Performance Stock Units paid at target; (iii) a pro-rata portion of her 2025 cash incentive award based on actual performance ($0); (iv) a cash severance payment of $1,980,000; and (v) an amount equal to thirty (30) months of after-tax monthly COBRA coverage premiums less the amount of her portion of such premiums determined as if she were an active employee (estimated to be $0). Mr. Sauls is subject to non-competition, non-solicitation, confidentiality, non-disparagement and cooperation provisions contained in her employment agreement.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Table of Potential Payments Upon Termination or Change in Control

The payments that would have been made to each of the active named executive officers upon a termination of employment, or a change in control of the Company, as of December 31, 2025 are as follows:

Name / Benefits (1)	All Terminations	Termination Without Cause or for Disability or Resignation for Good Reason (2)		Death (3)	Termination Within 18 Months (Reilly Only) or 24 Months (All Other NEOs) Following Change in Control

John Reilly

Earned but unpaid salary	$48,219	$48,219		$48,219	$48,219

Severance	—	5,500,000	(4)	—	5,500,000	(4) (8)

Cash incentive compensation	—	—	(5)	—	—	(5)

Restricted stock units or restricted stock	—	817,351	(6)	817,351	2,452,053	(7)

Performance units	—	—	(6)	—	4,904,091	(7)

Health benefits	—	28,742		19,161	28,742

Total	$48,219	$6,394,312		$884,731	$12,933,105

Brian Witherow

Earned but unpaid salary	$29,370			$29,370	$29,370

Severance	—			—	3,350,000	(4)

Cash incentive compensation	—			—	—	(5)

Restricted stock units or restricted stock	—			1,115,349	1,211,117	(7)

Performance units	—			809,522	1,479,880	(7)

Health benefits	—			29,227	73,067

Total	$29,370			$1,983,468	$6,143,434

Tim Fisher

Earned but unpaid salary	$32,877			$32,877	$32,877

Severance	—			—	4,218,750	(4)

Cash incentive compensation	—			—	—	(5)

Restricted stock units or restricted stock	—			1,294,433	1,412,837	(7)

Performance units	—			1,000,904	1,829,755	(7)

Health benefits	—			18,505	46,262

Total	$32,877			$2,346,719	$7,540,481

Brian Nurse

Earned but unpaid salary	$26,301			$26,301	$26,301

Severance	—			—	3,000,000	(4) (8)

Cash incentive compensation	—			—	—	(5)

Restricted stock units or restricted stock	—			708,953	782,084	(7)

Performance units	—			618,202	1,130,128	(7)

Health benefits	—			7,994	19,985

Total	$26,301			$1,361,450	$4,958,498

(1)

Potential payments upon termination or change in control are included for Messrs. Reilly, Witherow, Fisher and Nurse only. For amounts actually received in connection with the respective terminations of Messrs. Zimmerman, Bassoul and White and Ms. Sauls, see pages 61-62.

(2)

For Messrs. Witherow, Fisher and Nurse, there were no separate calculations for terminations without Cause or resignations for Good Reason outside of a Change in Control Period because, as of December 31, 2025, Messrs. Witherow, Fisher and Nurse were in Change in Control Periods following the closing of the Merger, pursuant to the terms of their employment agreements. Therefore, this scenario was not applicable for those executives. See “Payments to Executives Pursuant to Employment Agreements Other Than (i) Within 18 Months Following a Change in Control (for Mr. Reilly only) or (ii) for the First 24 Months Following the Closing of the Merger or in Connection with a Change in Control (for Messrs. Witherow, Fisher and Nuse only)” and “Payments for Executives upon a Termination Following a Change in Control or Within 24 Months Following the Closing of the Merger (for Messrs. Witherow, Fisher, and Nurse Only)”. Following expiration of the change in control protection period on July 1, 2027, payment amounts will differ for these executives.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(3)

In connection with a termination by reason of death, amounts of restricted stock units or restricted stock and performance units include, in addition to the value of any accumulated distribution or dividend equivalents, the following awards are scheduled to vest within the eighteen (18) month period following termination: restricted stock relating to restricted units awarded to each of Messrs. Witherow, Fisher, and Nurse in 2023 and 2024, which were converted at the time of the Merger, and two-thirds of the restricted stock relating to restricted units awarded in 2025. The amount also includes, in addition to the value of any accumulated distribution or dividend equivalents, the value of the performance unit awards awarded to each of Messrs. Witherow, Fisher and Nurse in 2023 and 2024 that were converted into corresponding time-based restricted stock units at the time of the Merger, and the value of the initial post-Merger performance stock unit awards awarded to each of Messrs. Witherow, Fisher and Nurse assuming performance at target, all of which are scheduled to vest within the eighteen (18) month period following termination. Mr. Reilly is also subject to the 18-month vesting condition and would be entitled to one-third of the restricted stock units awarded to him in 2025, but would not be entitled to payment for any performance stock units within the eighteen (18) month period following termination. Upon death, each of Messrs. Reilly, Witherow, Fisher and Nurse’s spouse or eligible dependent will be entitled to only 12 months of COBRA continuation coverage premium less the amount of the executive’s portion of the premium.

(4)	Severance amounts based on 2025 base salary and cash incentive compensation are described above on pages 58-61.

(5)	There were no 2025 cash incentive award payouts to our NEOs.

(6)

In connection with a termination without cause or for disability or resignation for good reason, payments for amounts of restricted stock units or restricted stock and performance stock units are subject to the 18-month vesting condition described in footnote (3).

(7)

Amount includes full vesting of all outstanding equity awards made under the Omnibus Plan and Rollover Equity (as applicable) for Messrs. Reilly, Witherow, Fisher, and Nurse, including any accumulated dividend equivalents through such date. Performance awards are payable at target.

(8)

Amounts were not decreased in accordance with the 280G cap and cutback provision of Messrs. Reilly and Nurse’s employment agreement and instead would be paid out in full to result in, on an after-tax basis, materially larger payments, distributions and benefits.

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ADDITIONAL INFORMATION

VOTING PROCESS

To attend online and participate in the Annual Meeting, stockholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or your proxy card to log into the following site: www.virtualshareholdermeeting.com/FUN2026; beneficial owners who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the virtual Annual Meeting. Instructions should also be provided on the voting instruction card provided by the beneficial owner’s broker, bank, or other similar organization. We encourage you to access the meeting prior to the meeting’s start time, allowing time for online check-in that begins at 11:45 a.m. EDT. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the virtual Annual Meeting landing page at www.virtualshareholdermeeting.com/FUN2026.

Even if you plan to attend the Annual Meeting virtually via live webcast, the Board urges you to submit your vote as soon as possible by mail, telephone, or the internet. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow stockholders to appoint a proxy to vote their shares of common stock and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the internet are included on the accompanying proxy card, which solicits proxies on behalf of the Board. All of the shares of common stock represented by proxies properly received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If you own shares of common stock directly and submit a proxy, on or as instructed in the accompanying form, but do not provide voting instructions on your proxy, the shares of common stock represented by your proxy will be voted for the election of the Board’s nominees as Class II directors, Mr. Haddrill, Mr. Huang, and Ms. Spiegel, and for each of Proposals Two and Three, and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting, in each case whether or not any other nominations are properly made at the Annual Meeting.

If you hold shares of common stock indirectly in a brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Under New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares of common stock on the election of a director or on the advisory vote on executive compensation. Your broker is permitted to vote your shares of common stock on the appointment of our independent registered public accounting firm, even if you do not furnish voting instructions. If your shares of common stock are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Any proxy given on the accompanying form or through the internet or telephone may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed, by submitting a properly executed later-dated proxy to Corporate Secretary, 2851 Cleveland Road, Sandusky, OH 44870, before the vote is taken at the Annual Meeting. If your shares of common stock are voted through your broker or other nominee, you must follow directions received from your broker or other nominee to change your voting instructions.

If you have more questions about the proposals, or if you would like additional copies of this document, you may call or write:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200

Email: FUN.info@investor.sodali.com

Web address: www.sodali.com

The Company has fixed the close of business on March 27, 2026 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of March 27, 2026, there were 101,987,541 shares of common stock outstanding and entitled to vote at the Annual Meeting, held by approximately 2,975 holders of record. Only holders of record of shares of common stock on the record date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each holder of record of shares of common stock as of the record date is entitled to cast one (1) vote per share of stock on each of the proposals.

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ADDITIONAL INFORMATION

A majority in voting power of the shares of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. Broker non-votes and abstentions will be counted for purposes of establishing a quorum at the Annual Meeting. The chair of the Annual Meeting shall have the power to adjourn the meeting for any reason from time to time and, if a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall also have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time until a quorum shall be present or represented. Regarding Proposal One, each nominee shall be elected by a plurality of the votes cast with respect to such nominee’s election at the Annual Meeting. This means that the nominees who receive the most “for” votes are elected to the Board until all the Board seats of the applicable class of the Board for which nominees are standing for election are filled. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve Proposals Two and Three. The say-on-pay vote on Proposal Three is an advisory vote, and therefore even if approved by stockholders this proposal will not be binding on the Company, the People, Culture & Compensation Committee, or the Board. However, the People, Culture & Compensation Committee will consider the voting results when making future decisions regarding executive compensation as it deems appropriate.

An abstention occurs when the beneficial owner of shares, or a bank, broker or other nominee holding shares for a beneficial owner, is present at the Annual Meeting or by proxy, and entitled to vote at the meeting, but such person refrains from voting for or against a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. As further described under Voting Process above, a broker is entitled to vote shares held for a beneficial holder on routine matters without instructions from the beneficial holder of those shares, but is not entitled to vote shares held for a beneficial holder on non-routine items.

Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Abstentions are considered present and entitled to vote and will have the effect of a vote against Proposals Two and Three. Broker non-votes are not counted as votes cast nor shares entitled to vote and, therefore, will have no effect on the outcome of the proposals. Because Proposal Two is considered a “routine” proposal by the New York Stock Exchange, brokers are permitted to vote your shares without instruction and therefore broker non-votes are not expected in connection with Proposal Two.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions that must be disclosed between the Company and our officers or directors, or any person related to our officers or directors, or with any holder of more than 5% of the outstanding shares of common stock or any person related to such stockholder, during 2025 and through the date of this proxy statement.

Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy includes policies and procedures for the review and approval of interested transactions, which are defined as transactions in which the Company participates and any executive officer, director, beneficial owner of more than 5% of the Company’s common stock, or immediate family member of any of the foregoing, has a direct or indirect material interest. The definition of interested transactions is intended to cover the types of transactions subject to Regulation S-K Item 404 and excludes certain types of transactions consistent with that regulation. The policy generally presumes a related party’s interest to be material unless clearly incidental in nature or determined in accordance with the policy to be immaterial in nature.

Each executive officer and director are required to notify either the Chief Legal Officer and Executive Chairman, the Lead Independent Director, or the Chair of the Nominating and Corporate Governance Committee of his or her intention to enter into, or to cause the Company to enter into, an interested transaction. The Committee reviews the material facts of all interested transactions requiring its approval, and the disinterested members of the Committee either approve or disapprove the entry into the interested transaction. The policy also provides a mechanism for Committee review and ratification or modification of any interested transactions as to which advance approval is not feasible or that were entered into in error. In determining whether to approve or ratify a transaction, the Committee considers whether or not the transaction is in, or not inconsistent with, the best interests of the Company and taking into account such other determination as the Committee deems appropriate. Authority is delegated under the policy to the Nominating and Corporate Governance Committee to (i) determine certain transactions or categories of transactions with related persons that are not considered related person transactions for the purposes of the policy given their nature, size and/or degree of significance to the Company and/or the immateriality of such transaction to the relevant related person, and not required to be individually reported to, reviewed by, and/or approved or ratified by the Committee, and (ii) approve in advance certain transactions or categories of transactions with related persons that (unless the Committee determines otherwise in a particular instance) need not be individually reported to, reviewed by, and/or approved or ratified by the Committee but that will instead be reported to and reviewed by the Committee collectively on a periodic basis, which shall be at least annually, and shall not require ratification by the Committee, it being understood that such transactions may be reportable under applicable law. No director is allowed to participate in any discussion or approval of an interested transaction for which he or she is a related party, except for providing material information as to the transaction

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ADDITIONAL INFORMATION

and for counting to determine the presence of a quorum to act on the transaction. An ad hoc committee of at least two independent directors may be designated by the Board where less than two members of the Committee would be available to review an interested transaction involving a member of a committee.

Mr. Dutra and Mr. Hoffman were each identified and recommended by Dendur Capital LP (“Dendur”), a stockholder of the Company, and were nominated for election as Class I directors in accordance with a cooperation agreement (the “Dendur Cooperation Agreement”) entered into by the Company with Dendur and certain of its affiliates in March 2025, as amended. Pursuant to the Dendur Cooperation Agreement, Dendur shall have the right to propose a candidate for replacement of Mr. Dutra and Mr. Hoffman that is reasonably acceptable to the Board (who shall qualify as “independent” pursuant to the NYSE listing standards and the applicable rules and regulations of the SEC and have the relevant financial and business experience to be a director of the Corporation) to fill any vacancy caused by either of such directors departure from the Board during the Dendur Standstill Period (as defined below). Subject to certain exceptions, Dendur also agreed in the Dendur Cooperation Agreement to certain voting commitments and standstill obligations, effective as of the date of the Dendur Cooperation Agreement until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2027 annual meeting of stockholders pursuant to the Company’s bylaws or (ii) the date that is 120 days prior to the first anniversary of the 2026 annual meeting of stockholders (the “Dendur Standstill Period”). The Cooperation Agreement also includes, among other provisions, procedures for determining any replacements for Mr. Dutra and Mr. Hoffman, mutual non-disparagement covenants, expense reimbursement and other items that are more fully addressed in the Dendur Cooperation Agreement, as amended, as filed with our Current Reports on Form 8-K filed with the SEC on March 10, 2025 and January 23, 2026.

Mr. Brudnick was identified and recommended by Sachem Head Capital Management LP (“Sachem Head”), a stockholder of the Company, and was appointed as Class III director in accordance with a cooperation agreement (the “Sachem Head Cooperation Agreement”) entered into by the Company and Sachem Head in October 2025. Pursuant to the Sachem Head Cooperation Agreement, Mr. Brudnick will serve as director until the earliest of (i) the date on which Sachem Head ceases to have beneficial ownership and/or economic exposure of or to at least 3% of the Company’s then outstanding shares of common stock and (ii) the date on which Sachem Head has been determined by a final non-appealable judgment of a court of competent jurisdiction to have materially breached any of its obligations under the Cooperation Agreement that has not been cured after written notice from the Company. Sachem Head shall have the right to propose a candidate for replacement of Mr. Brudnick that is reasonably acceptable to the Board (who shall qualify as “independent” pursuant to the NYSE listing standards and the applicable rules and regulations of the SEC and have the relevant financial and business experience to be a director of the Corporation) to fill any vacancy caused by such director’s departure from the Board before the Sachem Head Standstill Termination Date (as defined below). Subject to certain exceptions, Sachem Head also agreed in the Sachem Head Cooperation Agreement to certain voting commitments and standstill obligations, effective as of the date of the Sachem Head Cooperation Agreement until twenty (20) days after the date on which Mr. Brudnick ceases to serve on the Board (such later date, the “Sachem Head Standstill Termination Date”). The Sachem Head Cooperation Agreement also includes, among other provisions, procedures for determining any replacement for Mr. Brudnick, mutual non-disparagement covenants, expense reimbursement and other items that are more fully addressed in the Sachem Head Cooperation Agreement, as filed with our Current Report on Form 8-K filed with the SEC on October 17, 2025.

EXPENSES OF SOLICIATION OF PROXIES

We have sent you this proxy and will pay the cost of soliciting the proxies from stockholders. Proxies may be solicited personally, by mail, by telephone, by email, by fax, by press release, by press interview or via the internet. In addition, arrangements have been or will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of shares of common stock, and the Company, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. We have retained Morrow Sodali LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow Sodali LLC will receive a fee of between $10,000 and $15,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. The Company, its directors and certain of its officers and employees also may solicit the vote of stockholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

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ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2027 ANNUAL MEETING

Any stockholder who wishes to present a proposal other than a nomination at the 2027 annual meeting of stockholders and to have the proposal considered for inclusion in the Company’s proxy statement and form of proxy for that meeting pursuant to SEC Rule 14a-8 must deliver the proposal at our executive offices not later than December 10, 2026.

To be considered timely under our bylaws, stockholder notice of general nominations and stockholder proposals must be delivered to, or mailed to and received by, the Company’s Secretary at the principal executive offices of the Company no earlier than January 26, 2027, and not later than February 25, 2027.

Any stockholder of record may nominate one or more persons for election or reelection to the Board at an annual meeting of stockholders in accordance with our bylaws if they meet and comply with the notice, procedural, informational, and other requirements of the bylaws. Stockholders must give timely notice in writing to the Corporate Secretary of the Company of any such nominations. To be timely, a stockholder’s notice must be delivered to or received at our executive offices not later than 120 days nor earlier than 150 days prior to the first anniversary of the date that the Company first sent its proxy statement for the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than thirty (30) days before or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting date, or if the Company did not hold an annual meeting in the preceding year, notice shall be given not earlier than the one hundred and fiftieth (150th) day and not later than the close of business on the later of the one hundred and twentieth (120th) day before such annual meeting and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. In order for a stockholder’s notice to be proper, such notice must include all the necessary information prescribed in the bylaws. The nominating person and the stockholder-nominated director candidate must provide and timely supplement certain relevant background, biographical, security ownership and other information. In addition, the nominating person must be entitled to vote at and hold shares of common stock as of the annual meeting. The Company is not required to include in its proxy materials any person nominated by a stockholder. If the 2027 annual meeting of stockholders is held no earlier than April 26, 2027 and no later than August 4, 2027, stockholder notice of proxy access nominations must be delivered to the Company’s Secretary at the principal executive offices of the Company no earlier than November 10, 2026 and no later than December 10, 2026 in order to be timely.

In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the Company’s 2027 annual meeting of stockholders must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than March 29, 2027, setting forth all of the information and disclosures required by Rule 14a-19. If the 2027 annual meeting of stockholders is set for a date that is not within thirty (30) calendar days of the anniversary of the date of the 2026 annual meeting of stockholders, then notice must be provided by the later of sixty (60) calendar days prior to the date of the 2027 annual meeting of stockholders or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2027 annual meeting of stockholders is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some broker, bank and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, if you are a beneficial owner of our common stock, only one copy of the proxy statement and annual report may have been sent to multiple stockholders in your household unless your nominee has received contrary instructions. We will promptly deliver a separate copy of the documents to you if you write or call us at the following address or phone number: 2851 Cleveland Road, Sandusky, OH 44870, telephone (419) 627-2233, Attention: Investor Relations. Beneficial owners who want to receive separate copies of the proxy statement and annual report in the future, or who are receiving multiple copies and would like to receive only one copy for their households, should contact their broker, bank or other nominee record holder.

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ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number and percentage of the Company’s common stock beneficially owned by each of the Company’s directors, director nominees, each of the named executive officers, and all current directors and executive officers as a group as of March 27, 2026, and by each person known by the Company to own 5% or more of its units.

Directors, Board Nominees and Executive Officers

	Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Beneficial Ownership (1)		Voting Power (1)		Investment Power		Percentage of Shares (2)
			Sole	Shared	Sole	Shared

Richard Haddrill	2,320		2,320	—	2,320	—	*

John Reilly	—		—	—	—	—	*

Richard Zimmerman	770,577		770,577	—	770,577	—	*

Brian Witherow	275,688	(3)	273,289	2,399	257,309	2,399	*

Tim Fisher	194,222	(4)	194,222	—	174,784	—	*

Brian Nurse	62,212	(5)	62,212	—	50,268	—	*

Selim Bassoul	537,223		537,223	—	537,223	—	*

Robert White	40,782		40,782	—	40,782	—	*

Monica Sauls	34,473		34,473	—	34,473	—	*

Jonathan Brudnick (12)	—		—	—	—	—	*

Sandra Cochran	6,487	(6)	6,487	—	6,487	—	*

Michael Colglazier	6,487	(6)	6,487	—	6,487	—	*

Felipe Dutra	16,453	(7)	16,453	—	3,415	—	*

Steven Hoffman	16,545	(6) (8)	16,545	—	16,545	—	*

Chieh Huang	21,311	(6) (9)	21,311	—	21,311	—	*

Jennifer Mason	26,129	(10)	26,129	—	13,091	—	*

Arik Ruchim (13)	—		—	—	—	—	*

Marilyn Spiegel	18,574	(6) (11)	18,574	—	18,574	—	*

All directors and executive officers as a group (21 individuals)	2,160,073		2,157,674	2,399	2,071,924	2,399	2.1%

*	Less than one percent of outstanding shares of common stock.

(1)

Includes shares of restricted stock over which there is voting power, but no investment power, as follows: Mr. Witherow, 15,980; Mr. Fisher, 19,438; Mr. Nurse, 11,944; Mr. Dutra, 13,038; Ms. Mason, 13,038; and all executive officers and directors as of March 27, 2026 as a group (21 individuals) 85,750.

(2)

Each beneficial owner’s ownership percentage has been calculated including any deferred restricted stock or restricted stock units the beneficial owner has the right to acquire within 60 days after March 27, 2026. The ownership percentage of the directors and executive officers as a group has been calculated assuming any deferred restricted stock or restricted stock units that the directors as a group have a right to acquire within 60 days after March 27, 2026.

(3)

Consists of 257,309 shares of common stock as to which Mr. Witherow has sole voting and investment power which are directly owned by Mr. Witherow as of March 27, 2026 and the restricted stock referenced in footnote 1; as well as 2,399 shares of common stock for which he has shared voting and investment power.

(4)

Consists of 174,784 shares of common stock as to which Mr. Fisher has sole voting and investment power which are directly owned by Mr. Fisher as of March 27, 2026 and the restricted stock referenced in footnote 1.

(5)

Consists of 50,268 shares of common stock as to which Mr. Nurse has sole voting and investment power which are directly owned by Mr. Nurse as of March 27, 2026 and the restricted stock referenced in footnote 1.

(6)

Includes deferred restricted stock units which such directors have the right to acquire (within 60 days of March 27, 2026) through the conversion of deferred restricted stock units under the director equity deferred compensation program upon termination of a service as a director of the Company: Ms. Cochran 6,487 shares; Mr. Colglazier, 6,487 shares; Mr. Hoffman, 3,072 shares; Mr. Huang, 8,412 shares; and Ms. Spiegel, 8,412 shares.

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ADDITIONAL INFORMATION

(7)

Consists of 3,415 shares of common stock as to which Mr. Dutra has sole voting and investment power which are directly owned by Mr. Dutra as of March 27, 2026 and the restricted stock referenced in footnote 1.

(8)

Consists of 13,473 shares of common stock as to which Mr. Hoffman has sole voting and investment power which are directly owned by Mr. Hoffman as of March 27, 2026 and the deferred restricted stock units referenced in footnote 6.

(9)

Consists of 12,899 shares of common stock as to which Mr. Huang has sole voting and investment power which are directly owned by Mr. Huang as of March 27, 2026 and the deferred restricted stock units referenced in footnote 6.

(10)

Consists of 13,091 shares of common stock as to which Ms. Mason has sole voting and investment power which are directly owned by Ms. Mason as of March 27, 2026 and the restricted stock referenced in footnote 1.

(11)

Consists of 10,162 shares of common stock as to which Ms. Spiegel has sole voting and investment power which are directly owned by Ms. Spiegel as of March 27, 2026 and the deferred restricted stock units referenced in footnote 6.

(12)

Mr. Brudnick is a Partner of Sachem Head Capital Management LP. Mr. Brudnick may be deemed to have voting and dispositive power with respect to the shares of common stock held by Sachem Head Capital Management LP.

(13)

Mr. Ruchim is a Partner of H Partners Management, LLC. Mr. Ruchim may be deemed to have voting and dispositive power with respect to the shares of common stock held by H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC (“H Partners Management”), the general partner of H Partners, LP.

5% or Greater Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	15,378,916	(1)	15.1%

Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,548,762	(2)	9.4%

Morgan Stanley Morgan Stanley Capital Services LLC 1585 Broadway New York, NY 10036	9,198,875	(3)	9.0%

UBS Group AG Bahnhofstrasse 45 Zurich, Switzerland CH-8001	5,279,720	(4)	5.2%

Darlington Partners Capital Management, LP 300 Drakes Landing Road Suite 290 Greenbrae, CA 94904	5,200,000	(5)	5.1%

(1)

Based upon a Form 13F-HR filed by BlackRock, Inc. (“BlackRock”) on February 12, 2026. On the Form 13F-HR, BlackRock owns 15,378,916 shares of common stock and has sole voting power over 15,157,520 shares of common stock.

(2)

Based upon a Form 13F-HR filed by Vanguard Group Inc. (“Vanguard”) on January 29, 2026. On the Form 13F-HR, Vanguard owns 9,548,762 shares of common stock and has shared voting power over 700,490 shares of common stock.

(3)

Based upon a Schedule 13G/A filed by Morgan Stanley and Morgan Stanley Capital Services LLC on February 12, 2026. On the Schedule 13G/A, Morgan Stanley reported shared voting power over 9,112,482 shares of common stock, and reported shared dispositive power over and aggregate beneficial ownership of 9,198,875 shares of common stock. On the Schedule 13G/A, Morgan Stanley Capital Services LLC reported shared voting power over 8,976,352 shares of common stock, and reported shared dispositive power over and aggregate beneficial ownership of 8,976,352 shares of common stock.

(4)

Based upon a Form 13F-HR filed by UBS Group AG (“UBS”) on January 29, 2026. On the Form 13F-HR, UBS owns 5,279,720 shares of common stock and has sole voting power over 5,178,622 shares of common stock.

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ADDITIONAL INFORMATION

(5)

Based upon a Schedule 13G/A filed jointly by Darlington Partners Capital Management, LP (“DPCM LP”), Darlington Partners GP, LLC (“DP GP”), Darlington Partners, L.P. (“Darlington”), Scott W. Clark and Ramsey B. Jishi on February 13, 2026. DPCM LP is the investment adviser of private investment funds, including Darlington (together, the “Funds”). DP GP is the general partner of DPCM LP and the Funds. Mr. Clark and Mr. Jishi are the managers of DP GP. On the Schedule 13G/A, DPCM LP, DP GP, Darlington, Mr. Clark and Mr. Jishi each reported shared voting power over 5,200,000 shares of common stock and reported shared dispositive power over and reported an aggregate beneficial ownership of 5,200,000 shares of common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms filed.

Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2025, our directors, executive officers and greater than 10% stockholders timely filed all reports they were required to file under Section 16(a).

FORWARD LOOKING STATEMENTS

Some of the statements contained in this document that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to management’s expectations, beliefs, goals and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct or that our growth strategies will achieve the targeted results. Important factors, including those listed under Item 1A in the Company’s Form 10-K, could adversely affect our future financial performance and our growth strategies and could cause actual results to differ materially from our expectations. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this document.

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SIX FLAGS ENTERTAINMENT CORPORATION ONE CEDAR POINT DRIVE SANDUSKY, OH 44870 ATTN: INVESTOR RELATIONS DEPT SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FUN2026 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the following postal address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V92162-P48878 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SIX FLAGS ENTERTAINMENT CORPORATION The Board of Directors recommends a vote FOR Richard Haddrill, Chieh Huang and Marilyn Spiegel, and FOR Proposals 2 and 3. 1. Elect Three (3) Class II Directors for a three-year term expiring in 2029 from those nominees nominated; Board’s Nominees: 01) Richard Haddrill 02) Chieh Huang 03) Marilyn Spiegel For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. Confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; 3. Advisory approval of our named executive officer compensation. Note: Stockholders will also transact such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted as the Board recommends. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V92163-P48878 SIX FLAGS ENTERTAINMENT CORPORATION ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2026 This Proxy is Solicited on Behalf of the Board of Directors of Six Flags Entertainment Corporation The undersigned hereby appoints John T. Reilly and Brian C. Witherow, and each of them jointly and severally, Proxies with full power of substitution, to vote as designated on the reverse side, all shares of Common Stock of Six Flags Entertainment Corporation held of record by the undersigned on March 27, 2026, at the Annual Meeting of Stockholders to be held on May 26, 2026, or any adjournment or postponement thereof. THE BOARD OF DIRECTORS OF SIX FLAGS ENTERTAINMENT CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF RICHARD HADDRILL, CHIEH HUANG AND MARILYN SPIEGEL TO THE BOARD OF DIRECTORS, FOR THE PROPOSAL TO CONFIRM THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTINGFIRM, AND FOR THE PROPOSAL TO APPROVE THE ADVISORY VOTE REGARDING OUR NAMED EXECUTIVE OFFICER COMPENSATION. THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF RICHARD HADDRILL, CHIEH HUANG AND MARILYN SPIEGEL, AND FOR PROPOSALS 2 AND 3. IF ANY OF THE BOARD’S NOMINEES ARE UNABLE OR UNWILLING TO SERVE AS A DIRECTOR AT THE TIME OF THE ANNUAL MEETING, THE PROXIES MAY USE THIS PROXY TO VOTE FOR A REPLACEMENT NOMINEE RECOMMENDED BY THE BOARD, WHETHER OR NOT ANY OTHER NOMINATIONS ARE PROPERLY MADE AT THE MEETING. (Continued and to be signed on the reverse side)